UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

April 20, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 26, 2011. The meeting will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York.

The business to be considered is described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to these matters, we will present a report on the state of our company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 26, 2011

Time:	9:30 a.m.

Place:	McGraw Hill Building 1221 Avenue of the Americas New York, New York

At the 2011 Annual Meeting, shareholders will act upon the following matters:

1.	Election of the nine directors listed on pages 4-7 of the enclosed Proxy Statement;

2.	Confirmation of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2011;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of the advisory vote on executive compensation;

5.	Consideration of a shareholder proposal regarding the calling of special shareholder meetings; and

6.	Transaction of such other business as may properly come before the meeting and any adjournment thereof.

Information about the foregoing matters to be voted upon at the Annual Meeting is contained in the Proxy Statement.

The close of business on April 4, 2011 has been designated as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and any adjournment thereof.

Shareholders will need a valid photo identification to attend the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be held on May 26, 2011.

Interpublic’s 2011 Proxy Statement and 2010 Annual Report are available electronically at

http://www.interpublic.com/2011/proxymaterials

By Order of the Board of Directors,

Nicholas J. Camera

Secretary

Your vote is important! Whether or not you plan to attend the meeting in person, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs.

You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote and attend the meeting.

Dated: April 20, 2011

General Information

GENERAL INFORMATION

The Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”, “IPG”, the “Company”, “us”, “we” or “our”) is providing this Proxy Statement in connection with the Annual Meeting of Shareholders, which will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, at 9:30 A.M., Eastern Time, on Thursday, May 26, 2011.

Interpublic’s principal executive office is located at 1114 Avenue of the Americas, New York, NY 10036. The Proxy materials are first being sent to shareholders beginning on or about April  20, 2011.

VOTING

Who Can Vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a shareholder on April 4, 2011, the record date for the Annual Meeting. On April 4, 2011, approximately 489,514,139 shares of Common Stock were outstanding.

Who is the Holder of Record?

You may own your shares of Common Stock either

(1) directly registered in your name at our transfer agent, BNY Mellon; or (2) indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of Record

—

By Telephone. You can vote your shares by telephone, by calling 1-866-540-5760. Telephone voting is available 24 hours a day 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 11:59 p.m. EDT, May 25, 2011.

•

By Internet. You can also vote on the internet. The website address for Internet voting is http://www.proxyvoting.com/ipg. Internet voting is available 24 hours a day 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 11:59 p.m. EDT, May 25, 2011.

•	By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 25, 2011.

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By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You will need to have valid photo identification with you for admission to the Annual Meeting. Please refer to the instructions listed on the proxy card.

Shares Held by Brokers, Banks and Other Intermediaries

•	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

•

If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

General Information continued

How Many Shares Must Be Present to Hold the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How Are Votes Counted?

All shares that are the subject of a valid proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not specify how you wish your shares to be voted, your shares will be voted in accordance with the following Board of Directors recommendations:

•	FOR the Board’s nominees for election as directors;

•	FOR the confirmation of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2011; and

•	FOR on the advisory vote on the compensation of our named executive officers;

•	An ANNUAL advisory vote regarding the frequency of the advisory vote on the compensation of our named executive officers;

•	AGAINST the shareholder resolution regarding the calling of special shareholder meetings.

A New York Stock Exchange (“NYSE”) member broker that holds shares for a customer in street name has the authority to vote on certain items without instructions from the customer. Of the matters being submitted to a vote of shareholders at the Annual Meeting, NYSE rules permit member brokers to vote only on the proposal to ratify the appointment of our independent auditor without instruction. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a retuned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

Abstentions and broker non-votes are each tabulated separately and are counted as shares present for the purpose of determining whether there is a quorum present for the conduct of business at the Annual Meeting. For Items 2, 3 and 5, shares that are the subject of an abstention are included as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter, and shares, if any, that are the subject of a broker non-vote are not included as shares entitled to vote on that matter.

What Vote is Required to Approve Each Proposal?

Our by-laws provide for majority voting for the election of Directors, which means, a Director will be elected only if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter are cast “for” that Director.

If an incumbent Director fails to receive the necessary vote “for” his or her election, that Director is required to resign from the Board no later than 120 days after the date of the certification of the election results.

Approval of proposals 2, 3 and 5, requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. For proposal 4, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

General Information continued

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy or change your vote by:

Holders of Record

Sending written notice of revocation to the Secretary of Interpublic prior to the Annual Meeting;

Submitting another timely and later dated proxy by mail or, prior to 11:59 p.m., EDT, on May 25, 2011, by telephone or Internet; or

Attending the Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Other Intermediaries

You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other intermediary to attend the Annual Meeting and vote in person by written ballot.

Who Will Count the Vote?

The Board of Directors has appointed BNY Mellon Investor Services, Inc. to act as Inspector of Election at the 2011 Annual Meeting.

Who is the Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $15,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any additional compensation. Banks, brokers and others holding stock in their names or in the names of other intermediaries for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares.

Shareholder Proposals to Be Presented at 2012 Annual Meeting

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders scheduled to be held on May 24, 2012, must be received by Interpublic by December 29, 2011, and must comply with applicable Securities and Exchange Commission (“SEC”) regulations, in order to be considered for inclusion in Interpublic’s Proxy Statement and form of proxy relating to that meeting. If notice of a proposal that a shareholder intends to introduce at the 2012 Annual Meeting is not received by Interpublic before March 20, 2012, the representatives of Interpublic named as proxies for the 2012 meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure by Interpublic in the Proxy Statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

1. Election of Directors

At the Annual Meeting, nine Directors are to be elected for a one-year term to hold office until the Annual Meeting of Shareholders to be held in 2012 and until their successors are duly elected or appointed or until their earlier death, resignation or removal.

Unless authority is withheld by the shareholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” any replacement nominee designated by the Board of Directors.

Each of the nominees is currently a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each Director nominee is as of March 15, 2011, and has been provided or confirmed to Interpublic by the nominee.

REGINALD K. BRACK	Age: 73
Director Since: 1996 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Former Directorships: • Quebecor World, Inc.

REGINALD K. BRACK is the Former Chairman and Chief Executive Officer of Time, Inc. (“Time”). From September 1994 to June 1997, Mr. Brack was Chairman of Time and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack was inducted into the Advertising Hall of Fame in March 2001.

Qualifications: Mr. Brack serves on several private boards and is a founder and director of Fieldpoint Private Bank & Trust. Mr. Brack’s experience as Chief Executive Officer at Time Inc, his previous role as Time’s worldwide director of advertising and his former chairmanships of the Magazine Publishers of America and the Advertising Council, which he continues to serve as a director, provides the Board an important source of knowledge and expertise in the media and advertising field.

JOCELYN CARTER- MILLER	Age: 53
Director Since: 2007 Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • The Principal Financial Group, Inc. • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc. a firm that develops and manages charter schools and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

Election of Directors continued

JILL M. CONSIDINE	Age: 66
Director Since: 1997 Interpublic Committees: • Compensation and Leadership Talent (Chair) • Corporate Governance • Executive	Public Directorships: • Ambac Financial Group, Inc. Private Directorships: • Atlantic Mutual Insurance Companies

JILL M. CONSIDINE is the Chairman of Butterfield Fulcrum Group, Limited, a global provider of fund administration to hedge funds and alternative investments. She was appointed as one of three trustees for the AIG Credit Facility Trust in January, 2009. Previously, Ms. Considine served as senior advisor of The Depository Trust & Clearing Corporation and its subsidiaries (securities depository and clearing house) from August 2007 to May 2008, after having served as chairman since August 2006, and as both chairman and chief executive officer from January 1998 to August 2006. Prior to joining The Depository Trust Company, She served from 1993 to 1998 as president of the New York Clearing House Association, LLC. From 1991 to 1993 she served as a managing director, chief administrative officer, and member of the board of directors of American Express Bank Ltd. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991.

Qualifications: Ms. Considine recently completed a six-year term as a member of the board of the Federal Reserve Bank of New York Ms. Considine’s history in the financial industry, from serving as the New York State Superintendent of Banks to her current role as Chairman of Butterfield Fulcrum Group Limited, contributes to the financial expertise of the Board. Her knowledge and experience in financial, credit and liquidity matters provides a valuable perspective beneficial to the Board in its overall assessment and management of Interpublic’s credit and liquidity positions and overall assessment of industry and operational risks.

RICHARD A. GOLDSTEIN	Age: 69
Director Since: 2001 Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships: • Fortune Brands, Inc. Private Directorships: • Fiduciary Trust Company International Former Directorships: • International Flavors & Fragrances Inc.

RICHARD A. GOLDSTEIN retired as Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. (IFF) in May 2006 after serving in that position for six years. Prior to his six years leading IFF, Mr. Goldstein served for 25 years in key executive positions at Unilever, including as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to June 2000.

Qualifications: Mr. Goldstein brings to the Board his leadership and experience as a former Chairman and Chief Executive Officer, which is critical in his role as Presiding Director. His time as chief executive officer of IFF and Unilever United States as well as his directorships at other public companies, allows him to offer a broad perspective on corporate governance and financial control matters.

H. JOHN GREENIAUS	Age: 66
Director Since: 2001 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • Primedia Inc.

H. JOHN GREENIAUS has been President of G-Force, Inc. since 1998. He was Chairman and Chief Executive Officer of Nabisco, Inc. from 1993 through 1997. Prior to 1993, Mr. Greeniaus held various marketing and general management positions

Election of Directors continued

in the U.S., Canada, and the U.K. with Nabisco, PepsiCo, J. Walter Thompson and Procter & Gamble.

Qualifications: Mr. Greeniaus provides insight into the challenges and issues facing a global enterprise from his experience as the former Chairman and Chief Executive Officer of Nabisco, as well as other previous management roles at PepsiCo, J. Walter Thompson and Procter & Gamble. Mr. Greeniaus’ current role as President of G-Force, a financial services company, allows the Board to benefit from his general knowledge of financial issues relevant in today’s marketplace.

MARY J. STEELE GUILFOILE	Age: 57
Director Since: 2007 Interpublic Committees: • Audit • Corporate Governance	Public Directorships: • Valley National Bancorp Former Directorships: • Viasys Healthcare, Inc. (now known as CareFusion Corporation)

MARY J. STEELE GUILFOILE is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile was Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile continues as a Partner of The Beacon Group, LP, a private investment group.

Qualifications: Ms Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative

Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, risk management, accounting and auditing matters.

WILLIAM T. KERR	Age: 69
Director Since: 2006 Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • Arbitron Inc. • Whirlpool Corporation Former Directorships: • Meredith Corporation • Principal Financial Group

WILLIAM T. KERR is currently President and Chief Executive Officer of Arbitron Inc., a media and marketing research firm. He was Chairman and Chief Executive Officer of Meredith Corporation from 1998 to 2006. He was President and Chief Executive Officer of Meredith Corporation from 1997 to 1998. Mr. Kerr served as President and Chief Operating Officer for Meredith Corporation from 1994 through 1997 and as Executive Vice President of Meredith Corporation and President of its Magazine Group from 1991 through 1994. Prior to that time, Mr. Kerr served as Vice President of The New York Times Company and President of its magazine group, a position he held since 1984.

Qualifications: Mr. Kerr’s general business background and knowledge in the fields of marketing research and media make a valuable contribution to the Board. Serving as Chief Executive Officer and a member of the board of Arbitron, as well as his previous executive experience at Meredith Corporation, a diversified media company, Mr. Kerr provides to the Board the perspective and insights of an organizational leader confronting issues similar to those faced by Interpublic.

Election of Directors continued

MICHAEL I. ROTH	Age: 65
Director Since: 2002 Interpublic Committees: • Executive	Public Directorships: • Pitney Bowes Inc. • Gaylord Entertainment Company

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic, effective January 19, 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 13, 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other current directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

DAVID M. THOMAS	Age: 62
Director Since: 2004 Interpublic Committees: • Audit (Chair) • Corporate Governance • Executive	Public Directorships: • Fortune Brands Inc. Former Directorships: • IMS Health Inc. • Whirlpool Corporation

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (“IMS”) in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premiere global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

2. Appointment of Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2011. This firm has been Interpublic’s independent auditors since 1952. PricewaterhouseCoopers has advised Interpublic that it is an independent registered public accounting firm with respect to Interpublic and its subsidiaries within the meaning of the rules and regulations of the SEC.

We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditor for 2011. We nonetheless are doing so because we believe it is a matter of sound corporate practice. If shareholders do not confirm the appointment of PricewaterhouseCoopers, the Board of Directors will consider it a direction to consider selecting another auditing firm for 2011. However, even if you confirm the appointment, the Board of Directors may still appoint a new independent registered public accounting firm at any time during 2011 if it believes that such a change would be in the best interests of Interpublic and its shareholders.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2009 and 2010.

Worldwide Fees (in Millions)

Fee Category	2009 ($)	% of Total	2010 ($)	% of Total

Audit Fees(A)	33.30	86.8%	33.52	82.6%
Audit Related Fees (B)	0.65	1.7%	1.50	3.7%
Tax Fees (C)	4.32	11.2%	4.62	11.4%
All Other Fees (D)	0.12	0.3%	0.93	2.3%
Total Fees	38.39	100%	40.57	100%

(A) Audit Fees: Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements, attest services, except those not required by statute or regulation.

(B) Audit Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, compliance audits and reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(C) Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees: Consists of the performance of studies related to information technology and human resources.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee approves all audit and permissible non-audit services provided by the independent auditors. The permissible non-audit services may include audit-related services, tax-related services and all other services. The Audit

Appointment of Registered Public Accounting Firm continued

Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to its Chairman for projects less than $100,000, who must report any decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the confirmation of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2011 .

Audit Committee Report

AUDIT COMMITTEE REPORT

Six non-management Directors comprise the Audit Committee. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has determined that each member of the Audit Committee has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles.

In performing its oversight function for the year ended December 31, 2010, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•

Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers;

•	Established clear policies with management for the hiring of current or former employees of PricewaterhouseCoopers who participate in any capacity in Interpublic’s audit;

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Overseen compliance with Interpublic’s Code of Ethics and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

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Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any significant deficiencies or material weaknesses relating to such internal accounting and financial reporting controls;

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Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

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Discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 90 (Codification of Statements on Auditing Standards AU Section 380), as may be modified or supplemented; and

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Received the written disclosures and the letter from PricewaterhouseCoopers required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (PCAOB),

Audit Committee Report continued

discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2010.

THE AUDIT COMMITTEE David M. Thomas, Chairman
Jocelyn Carter-Miller Richard A. Goldstein H. John Greeniaus
Mary J. Steele Guilfoile
William T. Kerr

3. Advisory Vote on Executive Compensation

In accordance with a requirement under the federal securities laws, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are submitting to an advisory vote of shareholders the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 26 to 64 of this Proxy Statement. In addition to complying with the requirements of the Dodd-Frank Act, the Board recognizes that providing stockholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

As described in Compensation Discussion and Analysis, our compensation principles and underlying programs, as designed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance. The compensation paid to our named executive officers includes long-term cash and equity awards that are designed to incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of pre-defined performance measures.

We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2010. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 26 to 64 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

The Board of Directors recommends that you vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

4. Frequency of Advisory Vote on Executive Compensation

The federal securities laws as amended by the Dodd-Frank Act also require us, at least once every six years, to hold an advisory shareholder vote on the frequency with which Interpublic should submit the compensation of the named executive officers to an advisory vote of shareholders. Shareholders may choose among three options: (1) a vote every year (annual), (2) a vote every two years (biennial), or (3) a vote every three years (triennial).

The Board believes that this “say-on-pay” vote should be conducted every one year so that shareholders may annually express their views on Interpublic’s named executive officer compensation programs. The Compensation Committee, which administers Interpublic’s executive compensation programs, values the opinions expressed by shareholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

Effect of Proposal

The Board values the opinions of Interpublic’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of the say-on-pay vote.

Vote Required

The option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

The Board of Directors of the Company recommends that shareholders vote in favor of an annual advisory vote on the compensation of the Company’s named executive officers.

5. Shareholder Proposal On Special Shareholder Meetings

Interpublic is advised that a shareholder intends to present the proposal set forth below for consideration and action by shareholders at the Annual Meeting. Interpublic will promptly furnish to any shareholder who submits a request either orally or in writing, the name, address and number of shares of Common Stock the shareholder submitting this proposal has stated that he owns. The text of the shareholder’s proposal and supporting statement is as follows:

Text of Shareholder Proposal

RESOLVED, shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 15% of our outstanding common stock (or the lowest percentage permitted by law above 15%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Supporting Statement

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD).

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

Instead of publishing the submitted 2010 rule 14a-8 proposal on this topic our management published a short, chopped-up and paraphrased version of the proposal. This was without the required authorization of the Securities and Exchange Commission. I believe management’s motivation for this stunt was to skew the high level of support for this topic. I believe the 2010 support for this proposal topic would have been significantly higher had our management followed the rules and published the 2010 proposal as submitted which is required by the Securities and Exchange Commission.

Please encourage our board to respond positively to this proposal: Special Shareholder Meetings - Yes on 5

Interpublic’s Statement in Opposition

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Special Meetings – After careful consideration, the Board of Directors amended Interpublic’s by-laws in 2008 to provide that shareholders representing 25% of the outstanding common stock may call a special meeting of shareholders, lowering the requirement from 50%. This change increases shareholders access and ability to call a special meeting.

As amended, our by-laws provide that a special meeting of shareholders may be called at any time by the Board, and must be called by the Chairman of the Board, a Co-Chairman of the Board or the Secretary of Interpublic upon the written request of either (i) a majority of the Board of Directors or (ii) the holders of not less than 25% of the outstanding Common Stock. This by-law provision is consistent with the Delaware Corporation Law.

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A special meeting of shareholders is not a matter to be taken lightly, and should be limited to extraordinary events, where either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. Depending on the circumstances, the prospect of a special meeting of shareholders may pose a significant threat of business disruption for our company, distraction for our employees, and put us at a competitive disadvantage as our clients and potential clients contend with the uncertainty of a pending meeting. We believe that in setting the vote threshold at 25%, the Board has effectively balanced the rights and prerogatives of ownership with prudent concern about potential misuse. Even at 25%, as few as four of our current institutional owners acting in concert may convene a special meeting.

Furthermore, for a company with as many shareholders as Interpublic, a special meeting of shareholders is very expensive and time-consuming because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting.

Current Shareholder Access - As set forth on pages 3 and 17, shareholders have the ability to present proposals at the Annual Meeting and make director nominations, in accordance with the by-laws and have the ability to submit proposals for inclusion in the Proxy Statement in accordance with the procedures set forth in the SEC rules. Shareholders also have the ability to recommend director nominees to the Corporate Governance Committee of the Board and to communicate concerns to the Board outside of the framework of the Annual Meeting. (See “Communications with the Board of Directors and Non-Management Directors” on page 17.)

Directors’ Business Judgment – The current by-law provision is an appropriate corporate governance provision for a public company of our size because it allows the directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareholders to convene a special meeting.

The Board of Directors recommends a vote “AGAINST” this proposal

Corporate Governance Practices

Corporate Governance Guidelines

Interpublic has a strong commitment to maintaining sound corporate governance practices. Interpublic’s Corporate Governance Guidelines are available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards. Interpublic’s Director Independence Standards are included in Interpublic’s “Corporate Governance Guidelines” available at the website noted above.

Interpublic has nine directors, one of whom, Michael I. Roth, is an employee of Interpublic (referred to in this Proxy Statement as the “Management Director”) and eight of whom are not employees of Interpublic or its subsidiaries (those non-employee directors are referred to in this Proxy Statement as “Non-Management Directors”). Of the eight Non-Management Directors, the Corporate Governance Committee determined at its meeting held on February 24, 2011, that Mss. Carter-Miller, Considine and Guilfoile and Messrs. Brack, Goldstein, Greeniaus, Kerr and Thomas are each independent directors under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. Frank J. Mr. Borelli, who was a director at the beginning of 2010, but who did not stand for reelection at the 2010 Annual Meeting, did not qualify as an independent director under the Corporate Governance Guidelines because his son is a principal of the accounting firm Deloitte & Touche, which Interpublic has engaged to provide support a number of internal audit functions. Mr. Borelli’s son is not a certified public accountant and has not been engaged in providing services to Interpublic. Each member of the Compensation Committee, the Corporate Governance Committee and the Audit Committee is an independent director.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards for 2011 because Mr. Borelli was not a director in 2011, the Board nevertheless held an executive session of its independent directors on February 24, 2011. Mr. Goldstein served as the Chairperson of the executive session.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•

their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

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•	their integrity and independence of judgment;

•	their ability and willingness to devote sufficient time to Board duties;

•	their qualifications for membership on one or more of the committees of the Board;

•	their potential contribution to the diversity and culture of the Board;

•	their educational background;

•	their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	the needs of the Board and Interpublic; and

•	the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036. Any recommendations will be considered for the next annual election of directors in 2012. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively engaged and involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by holding a number of Board and committee meetings throughout the year at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including climate, diversity, recruiting and development programs.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, at the following address:

Board of Directors or Non-Management

Directors, as applicable

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications may also be sent to individual directors at the above address. Communications to

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the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

CODE OF CONDUCT

Interpublic has adopted a code of ethics, known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

MEETINGS AND COMMITTEES OF THE BOARD

Board Structure and Committees

The standing committees of the Board consist of the Executive Committee, the Compensation and

Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee. The activities of the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee are each governed by a charter that is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. A description of the responsibilities of each standing Committee of the Board is provided in this Proxy Statement below under the heading “Principal Committees of the Board of Directors.”

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board, absent special circumstances. The Board of Directors of Interpublic held seven meetings in 2010 and committees of the Board held a total of 17 meetings. During 2010, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Shareholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Shareholders. However, each current director who was a director at the time of the 2010 Annual Meeting attended the meeting.

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Principal Committees of The Board of Directors

The table below provides 2010 membership information for each of the Board Committees.

Name	Audit	Compensation and Leadership Talent	Corporate Governance	Executive

Reginald K. Brack		•	•
Jocelyn Carter-Miller	•	•
Jill M. Considine		CHAIR	•	•
Richard A. Goldstein (1)	•		CHAIR	•
H. John Greeniaus	•	•
Mary J. Steele Guilfoile	•		•
William T. Kerr	•	•
Michael I. Roth				CHAIR
David Thomas	CHAIR		•	•
Number of Meetings in 2010	7	5	5	0

(1)	Presiding Director

Executive Committee

The Executive Committee is authorized, when the Board of Directors is not in session, to exercise all powers of the Board of Directors which, under Delaware law and the by-laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors or reserved for the Board of Directors itself. Due to the frequency of meetings of the Board and other committees of the Board, the Executive Committee did not hold any meetings in 2010.

Corporate Governance Committee

The Corporate Governance Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors and the membership and chairman of each Board committee. The other responsibilities of the Corporate Governance Committee include the establishment of criteria for membership on the Board and its committees, the review and recommendation to the Board as to the independence of Non-Management Directors under the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards, the evaluation on an annual basis of the collective performance of the Board and the Board’s committees, the recommendation to the Board of compensation and benefits for Non-Management Directors, and the review, continual assessment and recommendation to the Board of the best practices in corporate governance matters generally. In addition, the Corporate Governance Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Corporate Governance in the discharge of its duties. Each member of the Corporate Governance Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

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Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit processes. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, financial management and the Board. The Audit Committee also is responsible for the selection and retention of Interpublic’s independent auditors and the review of their compensation, subject to approval of the Board of Directors. Specific activities of the Audit Committee are described in the Audit Committee Report on page 10. Other responsibilities of the Audit Committee are described below under the heading “Risk Management.” In addition, the Audit Committee is authorized, to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Audit Committee in the discharge of its duties. Each member of the Audit Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules.

Compensation and Leadership Talent Committee

The    Compensation and Leadership Talent Committee (the “Compensation Committee”) is responsible for the adoption and periodic review of a remuneration strategy for Interpublic and its subsidiaries, which ensures that executive compensation for key senior executives is designed to incentivize and reward long-term growth, profitability and return to shareholders.

The Compensation Committee is responsible for approving the compensation paid to senior executives of Interpublic and its subsidiaries. For these purposes, compensation includes but is not limited to: (i) salary, (ii) deferred compensation,

(iii) bonuses and other extra compensation of all types, including annual and long-term performance incentive awards under Interpublic’s 2009 Performance Incentive Plan (the “2009 PIP”), (iv) The Amended and Restated Interpublic Restricted Cash Plan, (v) insurance paid for by Interpublic or any of its subsidiaries other than group plans, (vi) annuities and individual retirement arrangements, (vii) Executive Special Benefit Agreements, (viii) Interpublic’s Senior Executive Retirement Income Plan, and (ix) Interpublic’s Capital Accumulation Plan. The Compensation Committee also administers the 2009 PIP (and its predecessors, the 2006 Performance Incentive Plan, the 2004 Performance Incentive Plan, the 2002 Performance Incentive Plan and the 1997 Performance Incentive Plan) and the Employee Stock Purchase Plan (2006).

The Compensation Committee is responsible for approving the adoption of new plans and changes made to these plans and makes recommendations to the Board with respect to incentive compensation and equity-based plans. The Compensation Committee also reviews initiatives of Interpublic and its subsidiaries to retain and develop key employees on an ongoing basis and coordinates, manages and reports to the Board on the annual performance evaluation of key executives of Interpublic. In addition, the Compensation Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Compensation Committee in the discharge of its duties.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis under the heading “Setting Compensation for the Named Executive Officers.” Each member of the Compensation Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Board Leadership Structure

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure sufficiently maximize the Company’s effectiveness. Currently, the Board believes that

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Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading the discussion with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties listed below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors continue to effectively oversee our management and to provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution and a more enhanced information flow between management and the Board, which are essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Presiding Director, provides the most efficient and effective leadership for Interpublic, and accordingly is in the best interests of shareholders.

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director convenes and chairs meetings of the Non-Management Directors, coordinates and develops the agenda for, and chairs executive sessions of, the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors regarding business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board. Mr. Goldstein currently serves as the Presiding Director.

Risk Management

The Board and its committees have an active role in the oversight and management of Interpublic’s risks. Elements of the Board’s risk management practices include:

•	an annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•

Specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•

Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;

•	Corporate Governance Committee management and oversight of potential risks associated with the independence of the Board and potential conflicts of interest;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices;

•	the establishment of numerous standard policies specifically designed to mitigate potential risks, including requiring Board approval for all acquisitions above a reasonably modest dollar amount; and

•	Audit Committee administration of Interpublic’s Related Person Transaction Policy.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

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REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a written policy (the “Related Person Transaction Policy”) for approval of any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, or executive officer of Interpublic or any of their immediate family members (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company certain information about Related Person Transactions as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such information at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether or not to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its shareholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	the benefits of the transaction to Interpublic;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions entered into, but not approved or ratified as required by the Related Person Transaction Policy, are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

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Related Person Transactions

Since January 1, 2010, there were no transactions involving a Related Person identified in the responses to the annual questionnaire sent to each director and executive officer of Interpublic or that otherwise are known to the Audit Committee or Interpublic.

DIRECTOR SHARE OWNERSHIP GUIDELINES.

The Compensation Committee has adopted Common Stock ownership guidelines for Non-Management Directors. These guidelines set the minimum ownership expectations for Non-Management Directors at a value of $300,000, which represents three times the Directors’ current annual cash retainer of $100,000. Non-Management Directors have five years from their initial election to meet this guideline (or, for incumbent directors, until October 2012). Annual grants to Directors of shares of restricted stock are included in the determination of the ownership guideline amount, but Common Stock underlying unexercised stock options held by Non-Management Directors is not included. In addition, Non-Management Directors are required to hold all shares awarded to them (net of any shares sold to meet tax withholding requirements upon vesting) until they resign or retire from the Board. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our shareholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” beginning on page 24 and “Share Ownership of Management” on page 67.

Non-Management Director Compensation

Annual Board/Committee Retainer Fees

Each Non-Management Director receives as cash compensation for services rendered an annual retainer and no additional compensation for attendance at Board or committee meetings. Effective July 22, 2010, the Board of Directors increased annual retainer of the Non-Management Directors from $80,000 to $100,000.

The Chairpersons of the Corporate Governance, Compensation and Audit Committees receive an additional annual retainer for service in that capacity. Effective July 22, 2010, the Board of Directors increased the fees paid to the Chairpersons of the Compensation Committee and the Audit Committee from $15,000 per year to $20,000 per year. The fee paid to the Chairperson of the Corporate Governance Committee remains at $10,000 per year.

Presiding Director Retainer Fees

As Presiding Director for 2010, Mr. Goldstein received $25,000. This retainer is in addition to his retainers as a Non-Management Director and as the Chairperson of the Audit Committee.

Non-Management Directors Plan

Each Non-Management Director also receives, as consideration for services rendered as a member of the Board, stock-based compensation under the 2009 Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the shareholders in 2009 (the “2009 Directors Plan”). When it was adopted, the 2009 Directors Plan provided for an annual grant to each Non-Management Director of restricted shares of Common Stock having a market value of $80,000 on the date of grant (the “Restricted Shares”). On July 22, 2010, the Board of Directors increased annual grant of restricted shares to Non-Management Directors from $80,000 to $100,000.

Under the terms of the 2009 Directors Plan, a recipient of restricted shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the third anniversary of that date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason, other than due to death or disability, The Corporate Governance Committee, which is responsible for the administration of the 2009 Directors Plan, has discretion to waive the forfeiture if the cessation of service occurs on or after the first anniversary of the grant. All restrictions lapse automatically in the event of cessation due to death or disability.

On June 30, 2010, in accordance with the 2009 Directors Plan, Mss. Carter-Miller, Considine and Guilfoile and Messrs.  Borelli, Brack, Goldstein, Greeniaus, Kerr and Thomas each received a grant of 11,042 Restricted Shares.

Deferred Compensation

Mr. Goldstein and Ms. Considine each have an agreement with Interpublic under which they deferred all director fees for service before 2007. In 2010, the amounts deferred earned interest credits at a rate of 0.35%. The amounts deferred and accrued interest will be paid in a lump-sum within 30 days after the director’s separation from the Board.

Charitable Matching Program

Under the charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

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DIRECTOR COMPENSATION TABLE

The following table shows the compensation paid to Non-Management Directors for 2010.

Name (1)	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (6)	Total ($)

Frank Borelli (2)	40,000	0	0	0	0		35,000	75,000
Reginald K. Brack	90,000	80,000	0	0	0		20,000	190,000
Jocelyn Carter-Miller	90,000	80,000	0	0	0		0	170,000
Jill M. Considine	107,500	80,000	0	0	0	(5)	19,950	207,450
Richard A. Goldstein	125,000	80,000	0	0	0	(5)	19,976	224,976
H. John Greeniaus	90,000	80,000	0	0	0		20,000	190,000
Mary J. Steele Guilfoile	90,000	80,000	0	0	0		20,000	190,000
William T. Kerr	90,000	80,000	0	0	0		15,000	185,000
David M. Thomas	107,500	80,000	0	0	0		19,950	207,450

(1)

Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as Director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 42, and the sections that follow the Summary Compensation Table.

(2)	Mr. Borelli retired from the Board effective May 27, 2010.

(3)	Consists of annual retainer fees, Committee chairmanship retainer fees and, for Mr. Goldstein, the retainer fee for service as the Presiding Director.

(4)

Consists of the full grant date fair value of stock awards made during 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(5)

Ms. Considine and Mr. Goldstein each deferred all director fees for service before 2007. The deferral arrangements are described in greater detail on page 22, under the heading “Deferred Compensation.” During 2010, the deferral balances earned credits equivalent to an interest rate 0.35%. This rate did not constitute “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

(6)

Consists entirely of matching charitable contributions made under Interpublic’s Charitable Matching Program. In connection with Mr. Borelli’s retirement from the Board, Interpublic made additional matching contributions of $15,000 in addition to the $20,000 maximum under the Charitable Matching Program.

Compensation Discussion and Analysis

This section of our Proxy Statement provides an overview of our compensation philosophy and our executive compensation programs. It also details how we pay our “Named Executive Officers,” who in 2010 were:

Michael I. Roth	Chairman and Chief Executive Officer

Frank Mergenthaler	EVP, Chief Financial Officer

Philippe Krakowsky	EVP, Strategy and Corporate Relations

Timothy A. Sompolski	EVP, Chief Human Resources Officer

Nicolas Brien	Chief Executive Officer of McCann Worldgroup

Named executive officer compensation is set forth in the 2010 Summary Compensation Table (which can be found in page 42) and other compensation tables contained in this Proxy Statement. In addition, we provide explanations of the factors weighed by the Compensation and Leadership Talent Committee of our Board of Directors (the “Committee”) in arriving at specific compensation policies and decisions involving our named executive officers.

INTERPUBLIC OVERVIEW

Our Business

We are among the world’s leading providers of advertising and marketing services. Our agency brands deliver custom solutions to many of the world’s largest advertisers, across a spectrum of marketing disciplines and specialties, from public relations, customer relationship marketing and consumer advertising, to interactive, mobile and search engine marketing.

Our global brands include Draftfcb, FutureBrand, GolinHarris, HUGE, Initiative, Jack Morton, Lowe, Magna, McCann Erickson, Momentum, MRM, Octagon, R/GA, UM, and Weber Shandwick. Our integrated domestic agencies include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Hill Holliday, Mullen, The Martin Agency, Tierney and TM Advertising. We also have a full range of marketing specialist companies, in areas spanning geo-targeted and shopper marketing, media barter and direct response media, as well as the real-time buying and analysis of digital advertising.

We operate on behalf of clients in a single market or region or, with offices in over 100 countries, align globally across all major world markets. We employ approximately 41,300 marketing professionals and in 2010 had revenues of US $6.5 billion.

For more information about our business, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report filed on February 25, 2011.

Compensation Discussion and Analysis continued

2010 Business Highlights

We recently completed a very strong year, in which we posted outstanding organic revenue growth, significantly improved profitability and delivered a 147% increase in earnings per diluted share.

Coming off a severe recession that had dramatically impacted our industry, we entered 2010 uncertain as to the strength of a recovery and therefore focused on managing costs closely. Our stated aim was to resume significant margin expansion if we saw client confidence return and marketing activity increase commensurately.

As the economy strengthened, our company was able to achieve organic revenue growth and gains in profitability that were among the best in our peer group. This was in large part driven by strategic decisions taken by management, specifically the re-positioning of certain of our agency offerings, as well as investments in talent focused on digital capabilities and developing markets. Contributions to this performance came from a very broad cross-section of our portfolio.

Our commitment to a conservative balance sheet and disciplined financial management were also contributors to our results. During the year, we significantly improved liquidity, continued to deleverage, improved our credit profile and capital structure and initiated actions to relieve potential share dilution.

Due to this strong performance, our share price increased significantly. Total shareholder return was 44%, which was a leading result in our sector, approximately twice that of the media industry average and nearly three times the performance of the S&P 500.

2010 Compensation Highlights

•	The Committee made no changes in 2010 to the base salaries of the named executive officers

•	The Committee awarded annual incentives – based on 2010 financial results and individual performance ratings, and paid them in March 2011 – as follows:

$3,400,000	for Michael I. Roth	Chairman and Chief Executive Officer
$1,500,000	for Frank Mergenthaler	EVP, Chief Financial Officer
$1,100,000	for Philippe Krakowsky	EVP, Strategy and Corporate Relations
$ 600,000	for Timothy A. Sompolski	EVP, Chief Human Resources Officer
$1,500,000	for Nicolas Brien	Chief Executive Officer of McCann Worldgroup

•	The Committee also awarded long-term incentives with the following values:

$ 5,000,000	for Michael I. Roth	Chairman and Chief Executive Officer
$ 1,000,000	for Frank Mergenthaler	EVP, Chief Financial Officer
$ 750,000	for Philippe Krakowsky	EVP, Strategy and Corporate Relations
$ 800,000	for Timothy A. Sompolski	EVP, Chief Human Resources Officer
$ 2,000,000	for Nicolas Brien	Chief Executive Officer of McCann Worldgroup
(including a one-time $1,000,000 award in recognition of his promotion to McCann Worldgroup CEO)

Compensation Discussion and Analysis continued

Role of the Compensation Committee

The Committee is responsible for establishing, implementing and continually monitoring adherence to the company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the named executive officers. As such, the Committee authorizes all awards under Interpublic’s 2009 Performance Incentive Plan and its predecessor Performance Plans (collectively the “PIP”).

Compensation Philosophy and Basic Principles

The success of our company continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization, who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is therefore our company’s most vital asset, just as it is our most significant expense. We must ensure our investments in this resource are disciplined and designed to drive results.

Our executive compensation philosophy is to provide a market-competitive total compensation program that supports our talent needs and business objectives, that is tied to performance, and that is aligned with the interests of our shareholders.

In selecting, evaluating and administering our compensation programs, including those that involve the named executive officers and those that apply more broadly within the company, management and the Committee are guided by the following principles, which the Committee reaffirmed at its October 2010 meeting:

•	Our compensation programs will be balanced and intended to treat all stakeholders equitably.

•

Our executive compensation programs will include four major elements: base salary, performance-based annual cash incentives, long-term cash and equity incentives, retirement and other benefit programs (these programs are discussed in detail in the section entitled “2010 Executive Compensation Program Elements” that appears below). Company paid perquisites will not be offered to our most senior executives.

•

Our fixed and performance-based compensation will target our competitive market for talent. Outstanding financial and individual performance may deliver total earned compensation that is above target to certain individuals.

•

Our competitive market for executive leadership includes companies with similar talent requirements within the following sectors: marketing communications, media/entertainment, publishing and, increasingly, digital media.

•

All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

•

We will strive to design incentive programs that can be responsive to unique market requirements and that provide meaningful and appropriate rewards for superior results, encouraging executives to take carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior executives and non-management Directors will be required to meet stock ownership guidelines.

•	When warranted, incentive recovery policies will be vigorously enforced.

Compensation Discussion and Analysis continued

HOW COMPENSATION DECISIONS ARE MADE

Role of Executive Officers and Management in Compensation Decisions

The Committee makes all pay decisions related to the named executive officers. The CEO does not participate in the Committee’s deliberations or decisions with regard to his own compensation.

At the Committee’s request, the CEO does present individual pay recommendations to the Committee for the CFO, the other named executive officers, and other executives whose compensation arrangements are subject to the Committee’s review. The CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the company’s financial performance, achievement of specified performance objectives, Talent Review results, competitive pay data and other factors. These recommendations are then considered by the Committee with the assistance of its independent consultant.

The CEO, Chief Human Resources Officer, General Counsel, and Senior Vice President of Global Compensation attend Committee meetings, but are not present for the Committee’s executive sessions or for any discussion of their own compensation. Other senior executives, as appropriate to the topic, will attend Committee meetings to provide relevant information or advice, but they also do not attend executive sessions or any discussion of their own compensation.

Role of Independent Consultant

In 2010, as in past years, the Committee retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) to work for the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

At no time during 2010, nor at any other time, has the Committee directed Meridian to perform its services in any particular manner, or using any particular methodology.

The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually. During 2010, Meridian did not provide any consulting advice to Interpublic or any of its subsidiaries outside the scope of executive compensation.

Setting Compensation for the Named Executive Officers

Interpublic’s annual and long-term cash-based and equity-based compensation programs are structured to motivate the named executive officers to achieve the strategic and operational goals set by the company. The programs reward executives for achieving such goals. In addition, the company’s benefit packages are intended to be competitive and to attract top talent.

The Committee periodically reviews the company’s compensation policies and programs and believes they encourage executives to remain focused on both the short-term and long-term goals of the company.

The Committee reviews and assesses the total compensation of each named executive officer on an annual basis. The Committee approves adjustments as appropriate based on the compensation philosophy discussed above. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•	External Market Analysis: The Committee annually conducts a review of the competitive market compensation levels for the named executive officers. This review is performed by

Compensation Discussion and Analysis continued

the independent consultant after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.

•

Internal Equity: When making pay decisions, the Committee also takes into account internal equity. The company has established internal job levels of comparability based on an executive’s purview with regard to revenue, operating income and headcount responsibility, geographic scope, and job complexity.

•

Individual Performance and Talent Assessment: The Committee’s consideration is informed by the company’s Talent Review process. The Committee participates in this annual review with the full membership of the Board of Directors.

The process begins within the operating companies and corporate functions, followed by meetings between Interpublic’s CEO and the chief executive officers of each of the company’s principal operating units and the heads of the corporate staff functions. At each meeting, participants review senior talent, succession plans, and diversity and inclusion efforts. The CEO then reviews with the full Board of Directors the senior talent pipeline, needs and succession plans for the entire organization.

This Board-level review includes a discussion of each of the named executive officers, their future career path and successors, as well as succession plans for the IPG CEO position. These reviews inform pay decisions by providing an in-depth look at the named executive officers, their responsibilities, relative contributions and future potential, as well as their relative compensation. Other factors such as scarce skills, leadership skills, potential and key client relationships are also taken into consideration when reviewing compensation.

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

In 2010, the Committee’s independent consultant conducted its annual market review to assess the competitiveness of current compensation

(consisting of base salary, target annual incentive and target long-term incentives) received by the named executive officers. Retirement benefits are reviewed periodically.

Due to an increasingly convergent media landscape, the company increasingly competes for executive talent not only with direct industry peers but also a broader group of companies. To reflect this key development and capture the full scope of labor markets in which the company now sources talent, the annual compensation review benchmarked pay against two peer groups:

•

Direct Advertising and Marketing Services Peers. This group consists of the companies that directly compete with the company for services and talent. The data for these companies was drawn from the 2010 Global Marketing Communication Survey conducted by Mercer LLC, from SEC filings and annual reports.

•

Talent Peer Group. This group consists of 19 companies in other highly talent-dependent industries, including media and entertainment, publishing and digital media. The data for these companies was obtained from Towers Watson U.S. CDB General Industry Executive Database and SEC filings. Statistical analysis was used to adjust the compensation data to reflect Interpublic’s size relative to both larger and smaller companies in this group.

At the October 2010 meeting, the Committee reviewed and approved the addition of several digital media companies to the Talent Peer Group to better reflect the emerging market for executive talent.

Data from these sources was used to determine a range of competitive pay. The independent consultant advised that using multiple reference points provides the Committee with a more complete view of competitive pay practices within the company’s relevant labor markets for our named executive officers.

The 2010 study reflected that total compensation for the named executive officers is within a competitive range of the market.

Compensation Discussion and Analysis continued

The table below lists the specific companies included in the two peer groups:

Direct Advertising Competitors

Havas
Omnicom
Publicis Groupe
WPP

Talent Peers
Media/Entertainment

CBS Corp
Liberty Media Corporation (Interactive)
News Corp
Time Warner Inc
Viacom
Walt Disney
Warner Music

Digital Media

Activision Blizzard, Inc.
Amazon.com, Inc.
AOL, Inc.
Electronic Arts Inc.
Google Inc.
Yahoo! Inc.

Publishing

Gannett
The McClatchy Company
McGraw Hill
RR Donnelly
SuperMedia
Thomson-Reuters

2010 EXECUTIVE COMPENSATION PROGRAM ELEMENTS

For the fiscal year ended December 31, 2010, the principal components of Interpublic’s executive compensation program were:

•	Base salary;

•	Performance-based annual incentive compensation;

•	Long-term incentive compensation;

•	Retirement and other benefits.

The Committee reviewed the company’s compensation policies and programs and believes they encourage executives to remain focused on both the short-term and long-term goals of the company.

Base Salary

Base salary is central to our ability to attract and retain talent, including our named executive officers. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries.

Each year the Committee determines the base salary for the CEO and, after considering recommendations from the CEO, the Committee approves base salaries for the other named executive officers. In making this determination, the Committee follows the company’s stated compensation philosophy and considers quantitative and qualitative factors, including the executive’s total compensation, individual performance, level of responsibility, prior experience, and pay history. As appropriate, the Committee also considers any material changes in responsibilities and may seek to address perceived retention risks. The Committee also considers base salaries paid to executives for comparable positions within the company, as well as data from the independent consultant’s annual compensation review of base salaries paid to executives in comparable positions within comparably-sized companies in both previously-identified peer groups.

Compensation Discussion and Analysis continued

For the named executive officers, base salaries are the subject of individual employment agreements (described in greater detail beginning on page 55 under the heading “Employment Agreements”), which give Interpublic the ability to increase, but not decrease, base salary.

In 2010, the Committee made no changes to the base salaries of the named executive officers.

Annual Incentives

Purpose

Annual cash incentives are paid to reward performance that improves profitability, involves the achievement of high priority strategic objectives and ultimately drives shareholder value. Annual incentives are a standard component of competitive compensation within our labor markets and an important tool for driving key behaviors, improving financial results and ultimately increasing shareholder value.

The Committee believes the annual incentive compensation program established for the senior executives encourages them to remain focused on achieving these primary goals and does not encourage or allow for excessive and unnecessary risk-taking.

Target Annual Incentive Opportunities

For annual incentive awards, the Committee sets specific individual incentive award targets for each named executive officer. The individual incentive award target is expressed as a percentage of each individual’s base salary. Each year, as part of its total compensation review for senior executives and after considering the independent consultant’s competitive review and other factors, the Committee determines the annual incentive target for the CEO. After considering recommendations from the CEO, the Committee then approves the annual incentive targets for the named executive officers.

In determining the annual cash incentive target, the Committee generally takes into account the same factors that it considers in determining base salary, as well as contractual obligations for incentive compensation under individual employment agreements.

For 2010, the annual cash incentive targets, as a percent of base salary, for the named executive officers were as follows:

2010 Annual Cash Incentive Target
Name	(as % of base salary)

Michael I. Roth	160%
Frank Mergenthaler	100%
Philippe Krakowsky	100%
Timothy A. Sompolski	75%
Nicolas Brien	100%

These percentages are unchanged from 2009. For the named executive officers, annual incentive targets are the subject of individual employment agreements (described in greater detail beginning on page 55 under the heading “Employment Agreements”), which give Interpublic the ability to increase, but not decrease, targets levels.

Performance Metrics

In 2010, as in past years, actual awards earned could vary between 0% and 200% of the individual incentive target, based two-thirds on financial performance and one-third on the achievement of high priority objectives for all named executive officers except Mr. Roth, whose award opportunity was based three-quarters on financial performance and one-quarter on the achievement of high priority objectives.

Operating Margin (OM) and Operating Income After Incentives (OIAI) are the company’s primary measures of profitability. OIAI is defined as operating income, explicitly less the annual cost of all equity and cash incentives, after any restructuring and impairment charges. OM is defined as OIAI divided by gross revenue.

Compensation Discussion and Analysis continued

For Mr. Roth, financial performance was assessed based on the consolidated OM weighted one-quarter and OIAI weighted one-half, of the company as a whole. For Messrs. Mergenthaler, Krakowsky and Sompolski, financial performance was assessed based on the consolidated OM and OIAI of the company as a whole, each weighted equally. For Mr. Brien, the financial performance measures were based on OM and OIAI performance for both Mediabrands and McCann Worldgroup, reflecting the fact that he moved into his new role as CEO of McCann Worldgroup during the course of 2010.

In setting financial targets for 2010, the Committee took into account the macroeconomic uncertainty coming out of 2009 and the company’s need to demonstrate that it could get back on the track of significant margin improvement it had demonstrated from 2006 through 2008, prior to the global recession. The 2010 OM target of 8.3% and OIAI target of $518 million represented improvements of 260 basis points and greater than 50%, respectively, relative to 2009 results. The company’s reported results for 2010, produced OM of 8.4% and OIAI of $549 million.

High priority objectives for the named executive officers are also set early in the year, and may include quantitative and/or qualitative objectives specific to the individual. High priority objectives include goals tied to the company’s overall or an operating unit’s strategic priorities and typically include talent management, diversity and inclusion programs and cross-agency collaboration. For quantitative high priority objectives, specific objectives are established. For qualitative high priority objectives, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

With all high priority objectives, performance is assessed after considering written self-assessments provided to the Committee for the company as a whole and its principal operating units. Results are then ranked as “below minimum”, “minimum”, “good”, “very good”, and “exceptional”, then a rating between 0% to 200% of the target is assigned. In 2010, in addition to the annual incentive awards, the Committee made supplemental awards to named executive officers whose high priority objectives performance exceeded the exceptional level.

The annual cash incentive awards to senior executives are made under the 2009 Performance Incentive Plan (the “2009 PIP”), which limits the annual incentive amount that may be earned by any one individual in a single year to $6,000,000.

2010 Annual Incentive Payouts

For the fiscal year ended December 31, 2010, the named executive officers received the following annual incentive and supplemental awards, which were paid in March 2011:

Name	Annual	Supplemental	Total

Michael I. Roth	$3,400,000	$0	$3,400,000
Frank Mergenthaler	$1,446,600	$53,400	$1,500,000
Philippe Krakowsky	$1,076,913	$23,087	$1,100,000
Timothy A. Sompolski	$600,000	$0	$600,000
Nicolas Brien	$1,317,124	$182,876	$1,500,000

As is its regular practice, for the named executive officers other than Mr. Brien, the Committee considered Interpublic’s financial performance and each individual’s achievement of individual high priority objectives.

For Mr. Roth, the financial performance portion of his award is based on a rating of 144.8% against the 2010 incentive targets and for Messrs. Mergenthaler, Krakowsky and Sompolski, the financial performance portion of their awards is based on a rating of 141.1% against those targets. There were no material adjustments made to actual financial performance in determining these ratings.

For the corporate named executive officers other than Mr. Roth, each executive’s high priority objective rating was based on the Committee and CEO’s assessment of the executive officer’s achievement of key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the full Board of Directors of his achievement of key strategic objectives.

Compensation Discussion and Analysis continued

Mr. Roth received a high priority objective rating of “Very Good” or 173% reflecting his financial and strategic leadership that resulted in the company’s very strong 2010 operating performance, which led to outstanding shareholder return. This effort included his role in directing optimization of the company’s portfolio of offerings to ensure that we are able to meet the evolving needs of clients, as evident in organic revenue growth at the top end of our peer group. Mr. Roth also oversaw management transitions at two of the company’s major operating units, as well as initiatives that strengthened the company’s financial position and a successful outreach program to the investor community. In partnership with the Board of Directors, he continued to promote best practices in corporate governance, disclosure and transparency, as well as further improving our management succession and talent development processes. Mr. Roth’s personal leadership and commitment to diversity and inclusion resulted in demonstrable progress in our efforts to achieve employee and supplier diversity.

Mr. Mergenthaler received a high priority objective rating of “exceptional” or 200% reflecting his leadership role and success in driving industry-leading operating margin improvement, high levels of revenue conversion and strong cash flow performance. He led a number of initiatives that significantly strengthened the company’s financial reserves and flexibility. Mr. Mergenthaler also continued to play a lead role in the company’s interactions with investors, which contributed to the company’s strong share performance, and with the rating agencies, all of which upgraded the company during 2010. He also participated actively in the company’s diversity and inclusion initiatives, as both Chairperson of the Corporate Diversity Council and an executive sponsor of employee resource groups. In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental award of $53,400 in recognition of the exceptional results achieved against these key strategic high priority objectives.

Mr. Krakowsky received a high priority objective rating of “exceptional” or 200% reflecting his leadership role and success in continuing to define a strategy that has resulted in a portfolio of offerings that is competitive in the marketplace. He played an important role in completing management transitions at two of the company’s largest operating units and one of its leading digital marketing agencies, as well as in our efforts to combine a number of our agencies. Mr. Krakowsky also remained a key driver of a number of major integrated client engagements and other cross-agency business development opportunities, as well as much of our emerging media activity. He participated actively in the company’s diversity and inclusion initiatives as an executive sponsor of employee resource groups and a member of the Corporate Diversity Council. In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental award of $23,087 in recognition of the exceptional results achieved against these key strategic high priority objectives.

Mr. Sompolski received a high priority objective rating of “good” or 139% reflecting his success in managing the human resources function, including ongoing improvement in and development of human resources talent resident at Interpublic and the operating units, his leadership role in the company’s compensation practices, diversity and inclusion efforts and his driving of improvements in the company’s talent management capabilities and succession planning.

The financial portion of Mr. Brien’s award is based on combined McCann Worldgroup and Mediabrands OIAI and OM rating of 71%. This rating reflects performance against pre-set targets that the Committee considered difficult to achieve. In accordance with SEC guidance, the company has elected not to disclose the specific performance objectives or 2010 results as this data is not publicly disclosed and would provide insights to competitors that could harm our business.

Mr. Brien received a high priority objective rating of “exceptional” or 200%, reflecting his leadership role and success in establishing the framework necessary

Compensation Discussion and Analysis continued

to transform McCann Worldgroup’s powerful offerings in an increasingly digital and accountable marketing environment. This included identifying and tasking key senior agency leaders with developing strategic plans in areas such as integration, technology, performance measurement and commercial excellence. Mr. Brien successfully spearheaded outreach to clients and the recruitment of top talent in creative, strategic, and digital leadership roles. He also continued to fully support and give prominence to diversity initiatives across all McCann Worldgroup companies. In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental award of $182,876 in recognition of the exceptional results achieved against these key strategic high priority objectives.

These assessments, determined by the CEO and approved by the Committee, reflect McCann Worldgroup’s performance, actions taken on specific talent-related initiatives, and progress on diversity and inclusion initiatives across the operating company.

Long-term Incentives

Purpose

Long-term incentive awards are designed to retain and attract top talent, and align executive and shareholder interests by focusing recipients on the long-term performance of Interpublic and its principal operating units. Management and the Committee believe long-term incentives are a vital way to encourage collaboration across the company and drive sustainable results over multi-year periods. The Committee believes the long-term incentive compensation program established for the senior executives encourages them to remain focused on achieving these primary goals and does not encourage or allow for excessive and unnecessary risk-taking. Further, these incentives ensure that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event they terminate their employment.

2010 Long-term Incentive Awards

In 2010, annual long-term incentive awards were made on the final trading day of March, enabling synchronized communication of annual and long-term incentives with each executive, enforcing the concept of total compensation. At its February meeting, the Committee determined the long-term incentive target awards under the PIP, defined as a dollar expected value, for the CEO and, after considering recommendations from the CEO, approved the long-term incentive targets for the other named executive officers. The determination of the annual long-term incentive award is assessed as part the total compensation review for senior executives and, as in the case of setting salaries, takes into consideration the independent consultant’s competitive review and other factors such as each executive’s total compensation, pay history, absolute and relative performance, and expected future performance. For the named executive officers, long-term incentive targets are the subject of individual employment agreements (described in greater detail beginning under the heading “Employment Agreements” on page 55), which allow Interpublic to increase, but not decrease, long-term incentive targets.

For 2010, the Committee used a combination of stock options, performance cash, and restricted shares to deliver long-term incentives to its Chairman and CEO, reflecting the Committee’s belief that since the CEO has the greatest ability to drive company performance, this mix of equity and cash is appropriate. The expected value of Mr. Roth’s long-term incentive award was designed to split one-third of the total long-term incentive expected value in stock options, one-third in performance cash and one-third in restricted shares.

For the other named executive officers, the Committee used a combination of restricted shares and performance cash to deliver long-term incentives. Restricted shares serve primarily as a retention vehicle given that they vest after a three-year period. Restricted shares also motivate executives to improve stock price. Performance cash

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motivates executives to achieve specific operational financial goals. For the other named executive officers, the long-term expected value was split one-third in restricted shares and two-thirds in performance cash.

Total long-term incentive expected dollar value guidelines are set for each position. The Committee set the following long-term incentive expected dollar value guidelines for 2010:

2010 Long-term Incentive Guidelines
Name	(expected value)

Michael I. Roth	$5,000,000
Frank Mergenthaler	$1,350,000
Philippe Krakowsky	$1,050,000
Timothy A. Sompolski	$800,000
Nicolas Brien*	$1,000,000

*(plus a one-time $1,000,000 award in recognition of his promotion to McCann Worldgroup CEO)

The number of stock options and restricted shares granted is determined by dividing the expected value allocated to each type of award by the estimated expected per share value of the type of award at the time of grant. These estimated expected values of the respective types of awards are developed with the independent consultant’s assistance, and for stock options also with the assistance of the third party that provides the company with stock option values for FASB ASC Topic 718 reporting purposes. In all cases, these expected values and stock option exercise prices are calculated using the average of the company’s high and low prices based on the company’s stock price on the grant date.

The expected values at grant for the named executive officers’ 2010 annual long-term incentive awards were as follows:

Name	Stock Options	Restricted Shares	Performance Cash at Target Value	Total Expected Value

Michael I. Roth	$1,666,667	$1,666,666	$1,666,667	$5,000,000
Frank Mergenthaler	$0	$333,333	$1,016,667	$1,350,000
Philippe Krakowsky	$0	$250,000	$800,000	$1,050,000
Timothy A. Sompolski	$0	$266,666	$533,334	$800,000
Nicolas Brien	$0	$666,666	$1,333,334	$2,000,000

Vesting Provisions

The stock options granted to Mr. Roth in 2010 have a ten-year term and vest 33%, 33% and 34% on the second, third and fourth anniversaries, respectively, of the date of grant. The company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive for participants. This grant is shown in the Grants of Plan-Based Awards Table on page 46.

For restricted stock, the sale or transfer of shares is typically restricted for a period of three years from the grant date and the shares are subject to forfeiture if the executive leaves Interpublic before the restrictions expire, unless the Committee determines otherwise. There can be two exceptions to the foregoing. First, the company may, on a case-by-case basis, grant shares with different vesting periods, most often in the case of up-front equity grants made to new executives as consideration for equity forfeited at prior employers. In these instances, the company will strive to approximate generally the vesting terms that existed for the forfeited equity, but in no event will the shares vest in less than one year. Second, equity awards may be used to address a specific employment or retention need and the vesting period may be lengthened or shortened as appropriate to the individual circumstances.

Long-term Performance Plans

In 2009, the Committee introduced the use of performance cash awards. Performance cash awards are subject to vesting over a three-year performance period. The final value of the award may vary from 0% to 200% of the target amount, based on

Compensation Discussion and Analysis continued

Interpublic or its principal operating units’ multi-year performance against financial objectives set annually at the beginning of each year. Final award values are, therefore, a direct function of actual performance against these metrics and are paid in cash at the end of the three-year period.

In 2010, performance cash awards were granted for the 2010 through 2012 performance period. For the named executive officers, other than Mr. Brien, the performance objectives were tied to Interpublic’s annual organic revenue growth (OG) and operating margin (OM) in each year of the three-year period. Performance cash granted to Mr. Brien was tied to the same metrics for McCann Worldgroup and Mediabrands. Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the three-year performance period depends on the extent to which the annual performance objectives are achieved each year of the three-year period. Based on year-over-year comparisons, management and the Committee deem these financial performance targets as relatively difficult to achieve.

The final value of an award is determined by the average of the performance ratings achieved during each of the three years. In 2008, the gross revenue target of $6,937 million and the OM target of 8.5% were exceeded and met, respectively, with reported results producing gross revenue of $6,963 million and an OM of 8.5% for 2008. In 2009, neither the organic growth target of (6.0%) or OM target of 7.7% were achieved, with reported results producing organic growth of (10.8%) and an OM of 5.7% for 2009. In 2010, the organic growth target of 1.1% and OM target of 8.3% were both exceeded, with reported results producing organic growth of 7.0% and an OM of 8.4% for 2010. The Committee considered the performance targets for 2010 difficult to attain while appropriate for the current economic environment when they were established at its March 2010 meeting.

2008-2010 Performance Share Payouts

The performance cycle of the 2008-2010 performance shares ended December 31, 2010.

Mr. Roth, Mr. Mergenthaler, Mr. Krakowsky and Mr. Sompolski each earned a performance rating of 94.6% of target. The rating was tied to Interpublic’s three-year organic revenue growth and operating margin targets. For Mr. Brien, the performance rating earned was 167.8% of target, tied to Mediabrands’ organic revenue growth and operating margin targets for the 2008-2010 performance cycle. The resulting numbers of shares were as follows:

2008-2010 Performance Shares
Name	Number of Shares Earned

Michael I. Roth	362,526
Frank Mergenthaler	39,766
Philippe Krakowsky	27,835
Timothy A. Sompolski	31,811
Nicolas Brien	52,895

Retirement Benefits

Purpose

The company reviews retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our named executive officers and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

Program Descriptions

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), the Senior Executive Retirement Income Plan (“SERIP”), executive medical benefits, and reimbursement for tax planning and preparation, a benefit that the company chose to discontinue beginning in 2010.

The CAP provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The Interpublic Capital Accumulation Plan” on page 52. Messrs. Roth, Mergenthaler, Krakowsky and Sompolski participate in CAP at the levels described on page 53.

Compensation Discussion and Analysis continued

The SERIP provides a defined annual annuity to selected executives for a 15-year period upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Committee approval. Messrs. Roth and Brien are the only named executive officers that participate in the SERIP. For a more detailed description of the SERIP, see “Pension Arrangements—The Interpublic Senior Executive Retirement Income Plan” on page 51. Messrs. Roth and Brien participate in SERIP at the levels described on page 51.

The company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the named executive officers, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the company will match 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the company will match 75% of the first 6% of compensation that is contributed. The company’s 401(k) savings plan also allows after-tax contributions up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

From time to time, the company may provide an additional performance-based matching contribution to the 401(k) plan based on the Committee’s assessment of the company’s annual performance, including the company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to benefit from the company’s performance. For 2010, the Committee approved an additional matching equal to 8% of participant matched contributions.

Benefits Review and Decision Process

As part of its competitive pay review, the independent consultant periodically provides the Committee with a comparison of Interpublic’s benefits programs with to those of a sample of competing companies. This benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation, and are often used as inducements for new hires to accept employment, or as one component to a total pay discussion or negotiation. For a number of the named executive officers, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 55, under the heading “Employment Agreements” and which give Interpublic the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Committee, and the Management Human Resources Committee (MHRC), consisting of Interpublic’s CEO, CFO, General Counsel and Chief Human Resources Officer, to which the Committee delegates certain responsibilities, consider the appropriateness of CAP and SERIP participation and benefits. In making recommendations to the Committee or MHRC, the company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to award additional CAP and SERIP awards, the company also considers all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned, and assumes the executive contributed the maximum amount permitted to the 401(k) savings plan.

Severance and Change of Control Benefits

As is common practice, the company offers severance and change of control benefits upon the occurrence of several specified events. In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment with the company.

Compensation Discussion and Analysis continued

The named executive officers may receive severance benefits from the company under the terms of their employment agreements (described in greater detail beginning on page 55 under the heading “Employment Agreements”), the company’s Executive Severance Plan and/or their change of control agreements, depending on the circumstances of a potential termination. Under the PIP, named executive officers receive accelerated vesting and payouts at target of their annual and long-term incentives upon a Change of Control, as defined on page 60 (severance benefits under these and other applicable plans or agreements are described in greater detail beginning under the heading “Employment Agreements” on page 55).

Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control followed by a Qualifying Termination.

Share Ownership Guidelines

We have adopted stock ownership guidelines for non-employee directors, named executive officers and other senior executives. The purpose of these stock ownership guidelines is to:

•	More closely align the financial interests of executives and non-employee directors with the company’s shareholders;

•	Communicate the commitment and personal investment of executives and directors in the company;

•	Conform with corporate governance best practices.

The stock ownership guidelines are expressed as multiples of base salary. The multiple for the CEO is five times base salary and for the other named executive officers two times base salary. The executives in the program have five years from 2007 (or from the date at which they join the company or are promoted into a position in which the guidelines apply to them) to reach their established guidelines, which is measured by combining actual company stock owned, unvested restricted shares and any shares owned through the company stock purchase plan.

Every year, at its July meeting, the Committee reviews the levels of stock ownership against the stock ownership guidelines of named executive officers and other senior executives. The company expects the named executive officers to continue to build their ownership over the next two years to meet these guidelines and intends to periodically check their progress toward these goals.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibits the company from taking a tax deduction for compensation paid in excess of $1,000,000 to the named executive officers (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, is fully deductible if the plan under which the compensation is paid has been approved by shareholders and meets other requirements. The company’s policy is to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

As part of its responsibility, the Committee reviews and considers the deductibility of executive compensation. The company believes that compensation paid in 2010 under its executive incentive plans is deductible for federal income tax purposes, except as indicated below. In certain situations, the Committee may approve compensation that is not deductible in order to ensure competitive levels of total compensation for its named executive officers. In this regard, for 2010, with respect to each named executive officer who is covered by Section 162(m) of the Code, to the extent that the sum of the executive’s base salary, the fair market value of restricted stock awards that vested during the year and the additional bonus awards exceeded $1,000,000, the excess was not deductible for federal income tax purposes.

Compensation Discussion and Analysis continued

The company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the PIP. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

Nonqualified Deferred Compensation

Effective since January 1, 2005, most of the company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the company’s severance arrangements, have been subject to new tax rules under Section 409A of the Code. The company has made significant efforts to ensure that affected arrangements comply with the new requirements.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, the company began accounting for stock-based payments including its grants of stock options, restricted shares and performance shares in accordance with the requirements of SFAS 123(R).

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The company has adopted a policy under which, in the event of a significant restatement of financial results due to fraud or misconduct, it will review payments made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period. If such bonuses would have been lower had they been calculated based on such restated results, the Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the company all such bonuses to senior executives whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan.

Compensation And Leadership Talent Committee Report

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the company’s management the Compensation Disclosure and Analysis included in this Proxy Statement for the 2011 Annual Meeting (the “CDA”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CDA be included in this Proxy Statement and incorporated by reference in the company’s Form 10-K for the year ended December 31, 2010.

Jill M. Considine, Chair

Reginald K. Brack

Jocelyn Carter-Miller

H. John Greeniaus

William T. Kerr

Executive Compensation

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2010, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2010 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2010, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2010 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. For purposes of this Proxy Statement, the executive officers of Interpublic include the Chief Executive Officer of McCann Worldgroup, a significant operating unit of Interpublic. The employment agreements for the named executive officers are summarized beginning on page 55 under the heading “Employment Agreements.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation (7)	Total ($)

Michael I. Roth	2010	1,400,000	0	3,333,328	1,666,665	3,400,000	47,719	399,939	10,247,651
Chairman of the Board and Chief Executive Officer	2009	1,400,000	0	1,666,665	1,343,430	1,500,000	74,211	401,766	6,386,072
	2008	1,332,500	0	4,316,286	2,042,966	2,500,000	0	397,433	10,589,185

Frank Mergenthaler	2010	900,000	53,400	1,349,994	0	1,446,600	0	208,787	3,958,781
Executive Vice President and Chief Financial Officer	2009	900,000	166,700	333,332	0	783,300	0	237,616	2,420,948
	2008	900,000	59,800	749,990	347,227	1,240,200	0	238,907	3,536,124

Philippe Krakowsky(1)	2010	670,000	23,087	1,049,993	0	1,076,913	67,066	88,580	2,975,639
Executive Vice President Chief Strategy and Talent Officer	2009	670,000	116,877	249,998	0	583,123	152,869	90,116	1,862,983
	2008	670,000	76,740	524,985	243,060	923,260	59,320	91,757	2,589,122

Timothy A. Sompolski	2010	570,000	0	799,998	0	600,000	0	75,261	2,045,259
Executive Vice President, Chief Human Resources Officer	2009	570,000	0	266,666	0	350,000	0	98,312	1,284,978
	2008	570,000	0	599,994	277,782	520,000	0	102,588	2,070,364

Nicolas Brien(2)	2010	1,155,521	182,876	1,999,988	0	1,317,124	28,266	184,941	4,868,716
Chairman and CEO of McCann Worldgroup

(1)

Includes in each of 2008 and 2009 annual salary in the amount of $50,000, and in 2010 annual salary in the amount of $4,167, that Mr. Krakowsky elected to forgo in consideration for the receipt of an Executive Special Benefit Agreement, which is more fully described in this Proxy Statement under the heading “Executive Special Benefit Agreements” on page 51.

(2)	Nicolas Brien became an executive officer effective April 1, 2010. The table includes his compensation for the entire year.

Executive Compensation continued

(3)	Consists of supplemental bonus awards, which for 2010 are more fully described in the Compensation Discussion and Analysis under the heading “Annual Incentives.”

(4)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements for the fiscal year ended December 31, 2010, which are included in Interpublic’s 2010 Form 10-K.

For 2010, the amounts shown in the table include the grant date fair value of both (i) time-based restricted stock and (ii) performance cash awards, which will be settled in shares of Common Stock, in each case computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance cash included in the table was calculated assuming a “target” level of performance achievement. The following table shows that grant date fair value of the performance cash awards assuming achievement of the “target” performance level and “maximum” performance level:

2010-2012 Performance Cash Awards
Name	2010 Target	2010 Maximum

Mr. Roth	$1,666,667	$3,333,334
Mr. Mergenthaler	$1,016,667	$2,033,334
Mr. Krakowsky	$800,000	$1,600,000
Mr. Sompolski	$533,333	$1,066,666
Mr. Brien	$1,333,334	$2,666,668

For 2009 the only stock awards granted to the named executive officers were time-based restricted stock, which are subject to forfeiture if the executive terminates employment with Interpublic within three years after the grant date. In lieu of performance-based stock awards, the named executive officers were awarded performance cash awards to be settled in cash. The performance cash awards are not reflected in the table.

For 2008, the amounts shown in the table include the grant date fair value of both time-based restricted stock and performance-based shares, in each case computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-based shares included in the table was calculated assuming a “target” level of performance achievement. The following table shows that grant date fair value of the performance share awards assuming achievement of the “target” performance level and “maximum” performance level:

2008-2010 Performance Share Awards
Name	2008 Target	2008 Maximum

Mr. Roth	$3,798,509	$7,597,019
Mr. Mergenthaler	$416,662	$833,324
Mr. Krakowsky	$291,655	$583,311
Mr. Sompolski	$333,328	$666,655

(5)	The amounts shown for each year is the aggregate grant date fair value of option awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of

Executive Compensation continued

estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements for the fiscal year ended December 31, 2010, which are included in Interpublic’s 2010 Form 10-K.

(6)

The amounts in this column for Messrs. Roth and Brien reflect the change in the value of the benefits each is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 51 under the heading “Pension Arrangements — Senior Executive Retirement Income Plan.”

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 51, under the heading “Pension Arrangements — Executive Special Benefit Agreements.”

Messrs. Mergenthaler and Sompolski do not participate in a pension plan.

No named executive officer received preferential or above-market earnings on deferred compensation.

While each of the named executive officers participate in deferred compensation arrangements, as described in greater detail beginning on page 52, under the heading “Nonqualified Deferred Compensation Arrangements,” none received “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

(7)	The table below shows the components of the amounts shown in this column for 2010.

Name	Matching contributions under the Interpublic Savings Plan ($)	Premiums paid by Interpublic on group life insurance ($)	Annual Dollar Credits under the Capital Accumulation Plan ($) (a)	Perquisites and Other Personal Benefits ($) (b)	Total All Other Compensation ($)

Mr. Roth	8,526	261	350,000	41,152	399,939
Mr. Mergenthaler	8,526	261	200,000	0	208,787
Mr. Krakowsky	8,526	261	50,000	29,793	88,580
Mr. Sompolski	0	261	75,000	0	75,261
Mr. Brien	8,526	261	125,000	51,154	184,941

(a)	The Capital Accumulation Plan is described below under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2010 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2010.

Executive Compensation continued

2010 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by each of the named executive officer in 2010.

Name	Executive Medical Plan Coverage ($) (a)	Charitable Matching Program ($)	Personal use of company car and driver ($)

Mr. Roth	21,152	20,000	0
Mr. Mergenthaler	0	0	0
Mr. Krakowsky	29,793	0	0
Mr. Sompolski	0	0	0
Mr. Brien	24,669	20,000	6,485	(b)

(a)	Executive Medical Plan has been discontinued for all employees effective January 1, 2012.

(b)

Represents personal use of company car and driver while serving as Chief Executive Officer of Mediabrands from January 1, 2010 until March 31, 2010. This benefit was eliminated when Mr. Brien was promoted to Chairman and Chief Executive Officer of McCann Worldgroup effective April 1, 2010.

Executive Compensation continued

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of equity and non-equity plan based awards made in 2010 to the named executive officers. The awards are described in greater detail in the Compensation Discussion and Analysis, beginning on page 26.

Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Stock on Date Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh- old ($)	Target ($)	Maxi-mum ($)	Thresh- old (#)	Target (#)	Maxi-mum (#)	(3)	(4)	(5)		(6)

Mr. Roth	3/31/2010	3/24/2010	0	2,240,000	4,480,000
	3/31/2010	3/24/2010				0	1,666,667	3,333,334
	3/31/2010	3/24/2010							197,238				1,666,661
	3/31/2010	3/24/2010								431,594	8.4500	8.28	1,666,665
Mr. Mergenthaler	3/31/2010	3/24/2010	0	900,000	1,800,000
	3/31/2010	3/24/2010				0	1,016,667	2,033,334
	3/31/2010	3/24/2010							39,447				333,327
Mr. Krakowsky	3/31/2010	3/24/2010	0	670,000	1,240,000
	3/31/2010	3/24/2010				0	800,000	1,600,000
	3/31/2010	3/24/2010							29,585				249,993
Mr. Sompolski	3/31/2010	3/24/2010	0	427,500	855,000
	3/31/2010	3/24/2010				0	533,333	1,066,666
	3/31/2010	3/25/2009							31,558				266,665
Mr. Brien	3/31/2010	3/24/2010	0	1,200,000	2,400,000
	3/31/2010	3/24/2010				0	1,333,334	2,666,668
	3/31/2010	3/24/2010							78,894				666,654

(1)

These rows show the range of potential payouts that the executive was entitled to earn for calendar year 2010 pursuant to annual incentive awards made in 2010 under the 2009 PIP as described in greater detail on page 32, under the heading “Compensation Discussion and Analysis – 2010 Executive Compensation Program Elements — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

These rows show the range of potential payouts that the executive was entitled to earn pursuant to long-term performance cash awards made in 2010 under the 2009 PIP, as described in greater detail on page 35, under the heading “Compensation Discussion and Analysis – 2010 Executive Compensation Program Elements — Long-term Incentives.” The performance cash awards will be settled in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested award by the market price of the Common Stock on the vesting date.

(3)

The number of shares shown in this column represents restricted stock awards granted in 2010 under the 2009 PIP. The holders receive dividends on the restricted stock, when and as declared by the Board of Directors on the Common Stock . All of the shares of restricted stock, and all dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

Executive Compensation continued

(4)

The shares shown in this column represent shares of Common Stock issuable upon the exercise of stock options. Each of the stock options has a ten-year term and vest 33%, 33% and 34% on the second, third and fourth anniversary date of the award.

(5)

The exercise price of each stock option is equal to 100% of the “fair market value” of the Common Stock, which as established by the Compensation Committee is the average of the high and low sales prices of the Common Stock on the grant date as reported by the NYSE.

(6)

The grant date fair value shown in the table is computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements for the fiscal year ended December 31, 2010, which are included in Interpublic’s 2010 Form 10-K.

Executive Compensation continued

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2010.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)

Mr. Roth	165,000 330,000 500,000 50,000 450,000 161,974 2,000 2,000	431,594 500,000 335,000 170,000		8.4500 4.1400 9.9125 11.7000 8.6550 12.1650 13.6450 12.9650 13.9500 30.6550	3/31/2019 5/30/2018 5/31/2017 6/15/2016 8/04/2015 2/14/2015 7/16/2014 6/13/2013 6/07/2012	599,814	6,370,024	383,204	4,069,626
Mr. Mergenthaler	28,043 67,444 115,540 201,775	56,938 34,744		9.9125 11.7000 8.6550 12.3900	5/30/2018 5/31/2017 6/15/2016 8/01/2015	252,208	2,678,449	42,034	446,401
Mr. Krakowsky	19,630 33,722 57,770 32,935 21,337 18,000 25,000	39,857 17,372		9.9125 11.7000 8.6550 12.1450 14.0600 9.6400 28.1250	5/30/2018 5/31/2017 6/15/2016 8/03/2015 5/18/2014 3/26/2013 2/25/2012	113,510	1,205,476	29,423	312,472
Mr. Sompolski	22,435 53,954 92,432 65,870 63,745	45,550 27,796		9.9125 11.700 8.6550 12.1450 12.5500	5/30/2018 5/31/2017 6/15/2016 8/03/2015 8/03/2014	122,872	1,304,901	33,627	357,119
Mr. Brien	21,032 33,722 40,439 31,789	42,704 17,372 0		9.9125 11.7000 8.6550 11.0100	5/30/2018 5/31/2017 6/15/2016 10/17/2015	184,629	1,960,760	31,525	334,796

(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock, which as established by the Compensation Committee is the average of the high and low sales prices of the Common Stock on the date of grant as reported by the NYSE.

Executive Compensation continued

(2)	The vesting schedule for the unexercisable stock options shown is as follows:

Name	March 31, 2011	May 30, 2011	May 31, 2011	March 31, 2012	May 30, 2012	March 31, 2013	March 31, 2014

Mr. Roth	165,000	165,000	170,000	307,426	170,000	312,426	146,742
Mr. Mergenthaler		28,043	34,744		28,895
Mr. Krakowsky		19,630	17,372		20,227
Mr. Sompolski		22,435	27,796		23,115
Mr. Brien		21,032	17,372		21,672

(3)

This column shows the aggregate number of unvested shares of restricted stock held. All such awards vest on the third anniversary of the grant date. All of the shares of restricted stock, and all dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date. The vesting schedule for the shares of restricted stock shown is as follows:

Name	May 30, 2011	October 31, 2011	March 31, 2012	March 31, 2013

Mr. Roth			402,576	197,238
Mr. Mergenthaler	33,627	98,619	80,515	39,447
Mr. Krakowsky	23,539		60,386	29,585
Mr. Sompolski	26,902		64,412	31,558
Mr. Brien	25,220		80,515	78,894

(4)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($10.62), as reported by the NYSE, on December 31, 2010.

(5)

This column shows the “target” number of shares of Common Stock that the named executive officer would receive under outstanding performance share awards. Final payouts under these performance share awards will not be known until the performance periods end, which in the case of each award shown is May 30, 2011.

Name	May 30, 2011

Mr. Roth	383,204
Mr. Mergenthaler	42,034
Mr. Krakowsky	29,423
Mr. Sompolski	33,627
Mr. Brien	31,525

(6)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested “ by (ii) the closing price of the Common Stock ($10.62), as reported by the NYSE, on December 31, 2010.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information on exercises of stock options and the vesting of restricted stock awards held by the named executive officers that occurred in 2010. The value realized upon the vesting of a stock award is calculated by multiplying the number of shares vested by the average of the high and low price of the Common Stock, as reported by the NYSE, on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Roth	–	–	177,158	1,385,723
Mr. Mergenthaler	–	–	24,572	200,630
Mr. Krakowsky	–	–	12,285	100,307
Mr. Sompolski	–	–	19,658	160,508
Mr. Brien	–	–	36,723	299,843

The following table provides additional information for each transaction with respect to the vesting of awards of (i) restricted stock and (ii) performance shares for the named executive officers.

Name	Vesting Date	Market Price ($)	Number of Shares Acquired upon Vesting #	Value realized upon Vesting ($)

Mr. Roth	2/28/2010 5/22/2010 5/31/2010	7.955 7.555 8.165	59,583 79,114 38,461	473,983 597,706 314,034
Mr. Mergenthaler	5/31/2010	8.165	24,572	200,630
Mr. Krakowsky	5/31/2010	8.165	12,285	100,307
Mr. Sompolski	5/31/2010	8.165	19,658	160,508
Mr. Brien	5/31/2010	8.165	36,723	299,843

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PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. If he retires, resigns or is terminated from employment with Interpublic on or after his 55th birthday, but prior to his 60th birthday, he will receive between $171,500 and $230,300 per year for 15 years, depending upon his age at the time of his termination. If his employment terminates (other than by reason of death) prior to his 55th birthday, he would receive $50,000 per year for eight years.

If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits — Estimated Current Value of Severance Benefits Upon Qualifying Termination” below), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.-based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (“SERIP”). In general, the SERIP provides monthly payments for 10 or 15 years beginning two years after the executive’s termination of employment (or, if later, when the executive reaches age 55). The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, except that if the termination is a Qualifying Termination:

•

For purposes of continued vesting during the severance period, the severance period for the named executive officers will be determined as if severance were paid in installments (rather than a lump sum); and

•

If, as of December 31st of the year in which the Change of Control, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

Of the named executive officers, only Messrs. Roth and Brien participate in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested. Mr. Brien’s annual benefit will be $200,000 for 15 years (or a reduced amount if payments start before age 60). Mr. Brien’s benefit is 30% vested and will become 100% vested on November 30, 2017, assuming he does not terminate employment before that date.

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PENSION BENEFITS

The following table provides information on pension benefits held by the named executive officers as of December 31, 2010.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)

Mr. Roth	SERIP		1,014,872	0
Mr. Mergenthaler	–	–	–	–
Mr. Krakowsky	ESBA	8	1,265,844	0
Mr. Sompolski	–	–	–	–
Mr. Brien	SERIP		533,530	0

(1)

The calculation of the present value of accumulated benefit assumes (i) a discount rate of 5.50 percent and (ii) that the executive will continue to work at the company until the earliest age as of which an executive may retire with unreduced benefits.

(2)

For Mr. Krakowsky, the amounts shown are the present value of the maximum benefit that he would be entitled to receive under his ESBA if he worked for Interpublic continuously until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 51 under the heading “Executive Special Benefit Agreement.”

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (the “CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “MHRC”) are entitled to receive deferred compensation benefits. Under CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the ten-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the due date for his last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to his account (based on the credit

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amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the end of his severance period (determined for the named executive officers as if severance were paid in installments).

Each named executive officer is a participant in the CAP and receives the following annual dollar credit:

Name	Annual Dollar Credit

Mr. Roth	$350,000
Mr. Mergenthaler	$200,000
Mr. Krakowsky	$50,000
Mr. Sompolski	$75,000
Mr. Brien	$125,000

For 2010, each participant received an interest credit equal to 3.84% of his account balance as of December 31, 2010 (determined before the 2010 dollar credit was added). Each named executive officer’s CAP account balance is fully vested.

In general, each named executive officer’s vested account balance is payable in a lump sum two years after the termination of his employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, the benefit is accelerated and paid in a lump sum.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2010 under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)

Mr. Roth	0	350,000	54,856	0	1,833,401
Mr. Mergenthaler	0	200,000	28,349	0	966,623
Mr. Krakowsky	0	50,000	8,061	0	267,989
Mr. Sompolski	0	75,000	18,927	0	586,835
Mr. Brien	0	125,000	15,438	0	542,486

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added as of December 31, 2010 and are included in the “All Other Compensation” column for 2010 of the “Summary Compensation Table” on page 42.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2010, 2009 or 2008 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)	The aggregate balances shown in this column include the following amounts that were included in the in the “All Other Compensation” column of the “Summary Compensation Table” on page 42:

(a)    for 2009: (i) $350,000 for Mr. Roth; (ii) $200,000 for Mr. Mergenthaler; (iii) $50,000 for Mr. Krakowsky; and (iv) 75,000 for Mr. Sompolski; and

(b)    for 2008: (i) $350,000 for Mr. Roth; (ii) $200,000 for Mr. Mergenthaler; (iii) $50,000 for Mr. Krakowsky; and (iv) 75,000 for Mr. Sompolski.

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EMPLOYMENT AGREEMENTS, TERMINATION of EMPLOYMENT and CHANGE of CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic. The current annual salary of each of the named executive officers is set forth below:

Name	Salary ($)

Michael I. Roth	1,400,000
Frank Mergenthaler	900,000
Philippe Krakowsky	750,000
Timothy A. Sompolski	570,000
Nicolas Brien	1,200,000

Michael I. Roth Employment Agreement

Mr. Roth entered into his employment agreement with Interpublic in 2004. As amended to date, the agreement provides, in addition to his base salary, for an annual target bonus, with the actual award between 0% and 200% of the target depending on Interpublic financial performance, his individual performance and management discretion. In 2008, the Compensation Committee increased Mr. Roth’s current annual target bonus to 160% of his base salary.

Mr. Roth’s employment agreement also provides for participation in Interpublic’s performance based long-term incentive programs provided in a manner consistent with those provided to other executives. Each year’s award may comprise stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. In 2011, the Compensation Committee increased Mr. Roth’s expected annual target award value from $5,000,000 to $7,000,000.

In addition, the agreement provides that Mr. Roth is entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally. Effective April 1, 2008, the Compensation Committee increased Mr. Roth’s base salary to $1,400,000.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period. After an involuntary termination, Mr. Roth will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

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Frank Mergenthaler Employment Agreement

Mr. Mergenthaler entered into his employment agreement with Interpublic in 2005. As amended to date, the agreement provides that, in addition to his base salary, Mr. Mergenthaler will be eligible for a target annual bonus of 100% of his base salary, with the actual award up to a maximum of 200% of base salary depending Interpublic’s financial performance, his individual performance, and management discretion.

In addition, the agreement provides that Mr. Mergenthaler is entitled to (i) participate in the CAP, with a current annual dollar credit of $200,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for participation in Interpublic’s performance-based, long-term incentive programs. Each year’s award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. In 2011, the Compensation Committee increased Mr. Mergenthaler’s expected annual target award value from $1,000,000 to $2,000,000.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the portion of the year in which the termination occurs during which he was employed and (iv) any other awards and benefits to which he is entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler also may terminate his employment without “good reason” at any time by giving notice to Interpublic at least six months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky entered into his employment agreement with Interpublic in 2006. As amended to date, the agreement provides that, in addition to his base salary, Mr. Krakowsky is eligible for a target annual bonus, with the actual award up to a maximum of 200% of target depending on Interpublic’s financial performance, his individual performance, and management discretion. In 2007, the Compensation Committee increased Mr. Krakowsky’s target annual bonus from 75% to 100% of his base salary. Effective March 1, 2011, in connection with his promotion to Executive Vice President, Chief Strategy and Talent Officer, the Compensation Committee increased his base salary to $750,000.

In addition, the agreement provides that Mr. Krakowsky is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. In February 2011, in connection with his promotion, the Compensation Committee increased Mr. Krakowsky’s total expected annual target award value to $1,350,000. Each year’s award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. Performance and vesting criteria for any award must be consistent with the criteria generally required of the executive team.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be

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reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period. Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iii) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Timothy A. Sompolski Employment Agreement

Mr. Sompolski’s employment agreement, as amended, provides that, in addition to his annual salary, Mr. Sompolski will be eligible for a target annual bonus equal to 75% of his base salary, with the actual award up to a maximum of 150% of base salary depending on Interpublic profits, his individual performance, and management discretion.

In addition, the agreement provides that Mr. Sompolski is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $75,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also gives Mr. Sompolski the right to participate in Interpublic’s performance based long-term incentive programs with a total expected annual target award value of $800,000. Each award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee.

In the event of a Qualifying Termination of Mr. Sompolski’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) the amount by which his annual salary at the then-current rate exceeds the salary paid to him after the date the notice of termination was given and (ii) a pro rata portion of his target bonus for the year in which the termination occurs. If Mr. Sompolski obtains alternative employment within one year after the date the notice of termination was given, he must reimburse to Interpublic an amount based on his compensation from the new employer through the end of the one-year period. After his termination date, Mr. Sompolski will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Sompolski accepts employment with another employer offering similar benefits. Mr. Sompolski also may terminate his employment without “good reason” at any time by giving notice to Interpublic at least one month in advance.

Tim Sompolski Retirement Agreement

On March 24, 2011, Interpublic entered into a Retirement Agreement (the “Retirement Agreement”) with Mr. Sompolski.

Under the Retirement Agreement, Mr. Sompolski will continue to be employed by Interpublic until April 30, 2011 (the “Retirement Date”), when he will retire from all positions that he holds at Interpublic

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and any of its subsidiaries. Subject to his compliance with its terms of the Retirement Agreement, Mr. Sompolski will receive from Interpublic the following compensation and benefits: (i) payment in March 2011 of an annual cash incentive award under the 2009 PIP of $600,000 for 2010; (ii) payment of his current base salary and cash in lieu of continued medical, dental, and vision benefits through October 31, 2012; (iii) a payment in the amount of $142,500, representing a pro-rata portion of his target cash incentive award for 2011 under the 2009 PIP in consideration of services rendered from January 1, 2011 to the Retirement Date; (iv) a dollar credit under the CAP for 2011, to be added as of December 31, 2011; (v) the right to continued vesting of his outstanding long-term incentive awards through October 31, 2012; and (vi) an extension of the exercise period for his vested Interpublic stock options until the earlier of October 31, 2015 or the tenth anniversary of the grant date.

The payments to be made under the Retirement Agreement are in lieu of any amounts or benefits otherwise payable or due under Mr. Sompolski’s employment agreement and Interpublic’s Executive Severance Plan. Mr. Sompolski will remain subject to a non-solicitation covenant with respect to clients and employees set forth in his employment agreement and in the Executive Severance Plan, as well as covenants of confidentiality, non-compete and/or non-solicitation pursuant to the Retirement Agreement and other agreements that he previously had executed.

Nicolas Brien Employment Agreement

Mr. Brien’s employment agreement, entered into in 2010, provides that, in addition to his annual salary, Mr. Brien will be eligible for a target annual bonus of 100% of his base salary, with the actual award up to a maximum of 200% of base salary depending on McCann performance, his individual performance, and management discretion.

In addition, the agreement provides that Mr. Brien is entitled to (i) continue participation in the CAP, with an annual dollar credit of $100,000, (ii) continue participation in the SERIP, with a target benefit of $200,000 a year (for 15 years, starting at age 60), and (iii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also gives Mr. Brien the right to participate in Interpublic’s performance-based long-term incentive programs with a total expected annual target award value of $1,000,000. Each award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. In addition, Mr. Brien was granted a one-time additional long-term incentive award in 2010, with a target value of $1,000,000; two-thirds of this award comprised performance cash (tied to performance of McCann Worldgroup) and one-third comprised restricted stock.

In the event of a Qualifying Termination, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Brien obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Brien in connection with his new employment for service before the end of the severance period. After an involuntary termination, Mr. Brien will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental, and vision benefits would end if Mr. Brien accepts employment with another employer offering similar benefits. Mr. Brien may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

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Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period. Under the ESP, Mr. Roth is entitled to salary continuation for 24 months and Messrs. Krakowsky, Mergenthaler, Sompolski and Brien are entitled to salary continuation for 18 months. The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into an agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or the year of the Qualifying Termination, whichever is greater. For Messrs. Roth and Brien, the multiple is three (which corresponds to a severance period of 36 months). For Messrs. Krakowsky, Mergenthaler and Sompolski, the multiple is two (which corresponds to a severance period of 24 months).

In addition, the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for his severance period as if his severance were paid in semi-monthly installments over his severance period (rather than in a lump sum); (ii) he will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the Plan each December 31st, he will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if his severance were paid in monthly installments over his severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each change of control agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s future severance payments and benefit.

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SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had his employment terminated as of December 31, 2010 under the following circumstances:

Triggering Event	Description

Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have Cause to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15 day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow the code of conduct of Interpublic or (ii) misconduct in the performance of his duties, excluding in either case acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform his duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15 day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate his or her employment if Interpublic, without the executive’s consent, that (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive retains authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which he is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires assets 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.

Executive Compensation continued

KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL PAYMENTS

Payment	Description

Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided under the executive’s employment agreement as supplemented by the ESP, except that for Messrs. Roth and Krakowsky, severance benefits following a resignation for Good Reason are payable only under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is payable in accordance with the terms of the executive’s Change of Control Agreement.

Bonus

The bonus payments shown for Messrs. Mergenthaler, and Sompolski in the event of a Qualifying Termination, other than following a Change of Control, are provided for under their employment agreements. Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, but does not provide for a bonus payment if he resigns for Good Reason.

Each named executive officer is entitled to a bonus payment under the 2009 PIP at the executive’s target level in the event of a Change of Control.

In the event of a Qualifying Termination following a Change of Control, the bonus amount shown for each of the named executive officers is payable in accordance with the terms of the executive’s Change of Control Agreement.

Long-Term Incentives

The 2009 PIP provides as follows in the event of the death or disability of a named executive officer:

•      Restricted stock vests on a pro-rata basis; and

•      Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved.

•      Stock options:

•    Fully vest in the event of death; and

•    Vest on a pro-rata basis in the event of disability.

The 2009 PIP provides in the event of a Change of Control:

•      Stock options and restricted stock fully vest; and

•      Performance shares and performance cash fully vest at the target performance level.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination or (ii) death or disability reflect the account balance as of December 31, 2010. The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2010.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid out in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2010.

Executive Compensation continued

Welfare Benefits

The medical, dental and benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Mergenthaler’s, Krakowsky’s and Brien’s 401(k) benefit, and Mr. Krakowsky’s life insurance premium benefit, are provided under their respective employment agreements.

Executive Compensation continued

ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows the total amounts each named executive officer would be entitled to receive in connection with the triggering events listed in the table.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)		Death or Disability ($)	Change of Control ($) (3)	Qualifying Termination following a Change of Control ($) (3)

Mr. Roth	Severance	0	2,800,000		0	0	4,200,000
	Bonus	0	0		0	2,240,000	6,720,000
Long Term Incentive:	Stock Options(1)	0	0		4,413,571	4,413,571	0
	Restricted Stock	0	0		3,017,482	6,370,024	0
	Performance Shares	0	0		3,052,219	4,069,626	0
	Performance Cash	0	0		1,336,408	3,656,570	0
Pension/Def Comp:	SERIP	1,650,000	1,650,000		1,650,000	0	1,650,000
	CAP	1,833,401	2,635,377		1,833,401	0	3,051,525
Benefits :	Med/Dental/Vision	0	81,400		0	0	117,837
	401(k) Match	0	8,526		0	0	8,526

Mr. Mergenthaler	Severance	0	1,350,000		0	0	1,800,000
	Annual Bonus	0	1,800,000		0	900,000	1,800,000
Long Term Incentive:	Stock Options(1)	0	0		40,283	40,283	0
	Restricted Stock	0	0		863,466	1,212,188	0
	Performance Shares	0	0		334,800	446,401	0
	Performance Cash	0	0		556,083	1,683,333	0
Pension/Def Comp:	CAP	966,623	1,205,830		966,623	0	1,420,776
Benefits :	Med/Dental/Vision	0	34,039		0	0	45,384
	401(k) Match	0	8,526		0	0	8,526

Mr. Krakowsky	Severance	0	1,005,000		0	0	1,340,000
	Annual Bonus	0	670,000		0	670,000	1,340,000
Long Term Incentive:	Stock Options(1)	0	23,813	(2)	28,198	28,198	0
	Restricted Stock	0	968,007	(2)	632,223	891,283	0
	Performance Shares	0	0		167,400	223,200	0
	Performance Cash	0	0		425,929	1,300,000	0
Pension/Def Comp:	CAP	267,989	328,790		267,989	0	382,865
	ESBA	400,000	400,000		3,675,000	0	400,000
Benefits :	Med/Dental/Vision	0	76,991		0	0	102,652
	401(k) Match	0	8,526		0	0	8,526
	Life Insurance	0	1,740		0	0	1,740

Mr. Sompolski	Severance	0	855,000		0	0	1,140,000
	Annual Bonus	0	427,500		0	2,240,000	855,000
Long Term Incentive:	Stock Options(1)	0	0		32,226	32,226	0
	Restricted Stock	0	0		690,778	969,754	0
	Performance Shares	0	0		267,839	357,118	0
	Performance Cash	0	0		378,666	1,066,666	0
Pension/Def Comp:	CAP	586,835	685,055		586,835	0	736,835
Benefits :	Med/Dental/Vision	0	24,633		0	0	32,843

Executive Compensation continued

Mr. Brien	Severance	0	1,800,000	0	0	3,600,000
	Annual Bonus	0	0	0	1,200,000	3,600,000
Long Term Incentive:	Stock Options(1)	0	0	30,213	30,213	0
	Restricted Stock	0	0	891,317	1,222,905	0
	Performance Shares	0	0	251,096	334,795	0
	Performance Cash	0	0	630,953	2,000,000	0
Pension/Def Comp:	SERIP	900,000	1,200,000	900,000	0	1,800,000
	CAP	542,486	765,591	542,486	0	1,199,555
Benefits :	Med/Dental/Vision	0	76,991	0	0	153,982
	401(k) Match	0	8,526	0	0	8,526

(1)

Represents the aggregate amount of the difference between the closing price of the Common Stock on December 31, 2010 ($10.62) and exercise price of all unvested stock options having an exercise price that is less than $10.62 (the “In-the-Money Value”) that vest fully in the event of death or a Change of Control.

In the event of the Disability of the executive, the aggregate In-the-Money Value of the unvested stock options, which vest on a pro-rata basis, are for: (i) Mr. Roth ($1,529,214) , (ii) Mr. Mergenthaler ($24,939) , (iii) Mr. Krakowsky ($13,291), (iv) Mr. Sompolski ($17,174) and (v) Mr. Brien ($14,173).

(2)	Represents pro-rata vesting of stock options and restricted stock for Mr. Krakowsky as provided under his employment agreement.

(3)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

Outstanding Shares and Ownership of

Common Stock

Outstanding Shares

The record date for the Annual Meeting is April 4, 2011. The outstanding capital stock of Interpublic at the close of business on that date consisted of 489,514,139 shares of Common Stock, and 221,474 shares of 5.25% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”). Only the holders of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of shareholders at the meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2010 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class

BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	35,978,689	7.36%
Dodge & Cox(3) 555 California Street, 40th Floor San Francisco, CA 94104	33,535,218	6.90%
The Bank of New York Mellon Corporation(4) One Wall Street 31st Floor New York, NY 10286	31,240,778	6.39%
Lord, Abbett & Co. LLC(5) 90 Hudson Street Jersey City, NJ 07302	25,943,230	5.31%
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	25,240,759	5.07%
The Vanguard Group, Inc.(7) 100 Vanguard Bvd. Malvern, PA 19355	24,670,037	5.04%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days, for example through the conversion of notes or preferred stock.

(2)

This disclosure is based on information supplied by BlackRock Inc. in an amendment No. 1 Schedule 13G filed with the SEC on February 4, 2011, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 35,978,689 shares of Common Stock and sole dispositive power with respect to 35,978,689 shares of Common Stock.

Outstanding Shares and Ownership of

Common Stock continued

(3)

This disclosure is based on an Amendment No. 6 to a Schedule 13G filed by Dodge & Cox with the SEC on February 10, 2011, in which it reported that it is an investment adviser that has sole voting power with respect to 33,797,418 shares and shared voting power with respect to 94,900 shares of Common Stock and sole dispositive power with respect to 35,948,218 shares of Common Stock.

(4)

This disclosure is based on an Amendment No. 1 to a Schedule 13G filed by The Bank of New York Mellon Corporation with the SEC on February 4, 2011, in which it reported that it is a holding company of a group of banks and investment advisors that in the aggregate have sole voting power with respect to 26,902,870 shares, shared voting power with respect to 1,087,690 shares of Common Stock, sole dispositive power with respect to 30,746,287 shares of Common Stock and shared dispositive power with respect to 151,117 shares of Common Stock.

(5)

This disclosure is based on a Schedule 13G filed by Lord, Abbett & Co. LLC with the SEC on February 14, 2011, in which it reported that it is an investment advisor that has sole voting power with respect to 24,682,811 shares of Common Stock and sole dispositive power with respect to 25,913,343 shares of Common Stock.

(6)

This disclosure is based an amendment No. 3 to a Schedule 13G filed by FMR LLC (“FMR”) with the SEC on February 14, 2011, in which FMR reported that as of December 31, 2010, through the control of its subsidiaries Fidelity Management & Research Company, Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and Strategic Advisers, Inc. (each an investment advisor), it has sole voting power with respect to 7,450,819 shares of Common Stock and sole dispositive power with respect to 25,240,759 shares of Common Stock. FMR reported that the number of shares of Common Stock that it beneficially owned included 8,459,566 shares issuable upon conversion of 115,583 shares of the Series B Preferred Stock.

(7)

This disclosure is based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2011, in which Vanguard reported that it is an investment manager that has sole voting power with respect to 617,763 shares of Common Stock, sole dispositive power with respect to 24,052,274 shares of Common Stock and shared dispositive power with respect to 617,763.

Outstanding Shares and Ownership of

Common Stock continued

SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of April 4, 2011 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership(1)(2)	Options Exercisable Within 60 Days	Total*

Reginald K. Brack	79,784	6,000	85,784
Nicolas Brien	227,067	165,386	392,453
Jocelyn Carter-Miller	35,615	0	35,615
Jill M. Considine	60,284	6,000	66,284
Richard A. Goldstein(3)	68,515	6,000	74,515
H. John Greeniaus	177,551	4,000	181,551
Mary J. Steele Guilfoile	35,615	0	35,615
William T. Kerr	76,684	0	76,684
Philippe Krakowsky	244,426	245,396	489,822
Frank Mergenthaler	515,066	475,589	990,655
Michael I. Roth	1,293,821	2,160,974	3,454,795
Timothy A. Sompolski	265,736	348,667	614,403
David M. Thomas	48,984	0	48,984
All directors and executive officers as a group ( persons)	3,386,663	3,801,286	7,187,949

*

No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. Interpublic’s directors and executive officers as a group have beneficial ownership of 1.47% of the outstanding shares of Common Stock. No executive officer or director of Interpublic has pledged any shares of Common Stock or Series B Preferred Stock as security.

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2009 PIP and the 2009 Directors Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)

No executive officer or director of Interpublic is a beneficial owner of any (i) shares of the Series B Preferred Stock, (ii) of Interpublic’s 4.75% Convertible Senior Notes Due 2023 and (iii) of Interpublic’s 4.25% Convertible Senior Notes Due 2023.

(3)	Includes for Mr. Goldstein 10,200 shares owned by his spouse in a trust.

Outstanding Shares and Ownership of

Common Stock continued

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Interpublic’s directors and executive officers, and persons who beneficially own more than 10 percent of a registered class of Interpublic’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2010, and on the written representations made by Interpublic’s directors and executive officer that no other reports were required, we believe that each person subject to Section 16(a) timely filed all required reports, except as follows:

On May 31, 2010, Mr. Brien sold 4,938 shares of Common Stock to satisfy tax withholding obligations with respect to 10,683 shares of restricted stock originally granted on May 31, 2007. No Form 4 was filed reporting the sale of the shares. Mr. Brien filed a Form 4 on April 13, 2011, reporting the withholding.

Interpublic has no knowledge that any owner of more than 10% of any registered class of its equity securities failed to file any reports required by Section 16(a) during the fiscal year ended December 31, 2010

INFORMATION FOR SHAREHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER.

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2010 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN.

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. JPMorgan will vote shares in accordance with duly executed instructions if received on or before May 25, 2011. If JPMorgan does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Nicholas J. Camera

Secretary

April 20, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

The Interpublic Group of Companies, Inc.

INTERNET

http://www.proxyvoting.com/ipg

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 95870

FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, 1 YEAR FOR PROPOSAL 4, AGAINST PROPOSAL 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark your votes as indicated in this example X

1. Election of Directors

Nominees: FOR AGAINST ABSTAIN

1.1 Reginald K. Brack

1.2 Jocelyn Carter-Miller

1.3 Jill M. Considine

1.4 Richard A. Goldstein

1.5 Mary J. Steele Guilfoile

FOR AGAINST ABSTAIN

1.6 H. John Greeniaus

1.7 William T. Kerr

1.8 Michael I. Roth

1.9 David M. Thomas

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS

2 AND 3, 1 YEAR FOR PROPOSAL 4 AND AGAINST PROPOSAL 5.

FOR AGAINST ABSTAIN

2. Confirm the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2011

3. Proposal to approve the advisory vote on executive compensation

1 year 2 years 3 years Abstain

4. Proposal to recommend the frequency of an advisory vote on executive compensation

FOR AGAINST ABSTAIN

5. Shareholder Proposal on Special Shareholder Meetings

WILL ATTEND

If you plan to attend the Annual Meeting please mark the WILL ATTEND box.

Mark Here for Address Change or Comments SEE REVERSE

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments there of.

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

THE INTERPUBLIC GROUP OF COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 26, 2011

9:30 A.M.

McGRAW HILL BUILDING

1221 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equity access where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at http:/ /www.interpublic.com/2011/proxymaterials

FOLD AND DETACH HERE

FORM OF PROXY

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS, May 26, 2011

The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, on Thursday, May 26, 2011 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank, N.A . (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, 1 YEAR FOR PROPOSAL 4, AGAINST PROPOSAL 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued, and to be marked, dated and signed, on the other side)

WO# 95870